Exhibit 10.3
Execution Version
STOCK PURCHASE AGREEMENT
among
THE SELLERS named herein
and
ROBERT SCHAEFER AND CLAIRVEST GP MANAGECO INC., as Sellers’ Representatives
and
STEM, INC.

dated as of
December 16, 2021

TABLE OF CONTENTS
Article 1 Definitions. 1
Article 2 Purchase and sale.. 15
2.1 Purchase and Sale. 15
2.2 Purchase Price. 16
2.3 Estimated Purchase Price. 16
2.4 Closing. 17
2.5 Closing Actions and Deliveries. 18
2.6 Treatment of the Options. 20
2.7 Post-Closing Statement. 22
2.8 Post-Closing Adjustment. 24
2.9 Withholding. 25
Article 3 Representations and warranties of seller.. 25
3.1 Ownership of Shares. 25
3.2 Organization and Authority of Seller 26
3.3 Organization and Qualification of the Company. 27
3.4 Capitalization. 27
3.5 Subsidiaries. 28
3.6 No Conflicts; Consents. 28
3.7 Financial Statements. 29
3.8 Absence of Undisclosed Liabilities. 30
3.9 Absence of Certain Changes, Events and Conditions. 31
3.10 Material Contracts. 31
3.11 Title to Assets; Real Property. 33
3.12 Intellectual Property. 34
3.13 Information Technology, Data Privacy and Cybersecurity. 38
3.14 Insurance. 39
3.15 Legal Proceedings; Governmental Orders. 39
3.16 Compliance With Laws; Permits. 40
3.17 Environmental Matters. 40
3.18 Employee Benefit Matters. 40
3.19 Employment Matters. 42
3.20 Taxes. 44
3.21 Suppliers and Customers. 47
3.22 Affiliate Agreements. 47

Exhibit 10.3
Execution Version
3.23 Anti-Bribery Matters. 48
3.24 Brokers. 48
3.25 No Other Representations and Warranties. 48
Article 4 Representations and warranties of buyer 48
4.1 Organization and Authority of Buyer 48
4.2 No Conflicts; Consents. 49
4.3 Buyer Capitalization. 49
4.4 Buyer Stock. 49
4.5 Investment Purpose. 50
4.6 SEC Filings; NYSE Requirements. 50
4.7 Brokers. 50
4.8 Sufficiency of Funds. 50
4.9 No Impediment 50
4.10 Independent Investigation. 51
4.11 No Other Representations and Warranties. 51
Article 5 Covenants. 51
5.1 Conduct of Business Prior to the Closing. 51
5.2 Access to Information. 54
5.3 Resignations. 55
5.4 Employees; Benefit Plans. 55
5.5 Director and Officer Indemnification and Insurance. 57
5.6 Confidentiality. 58
5.7 Governmental Approvals and Other Third-Party Consents. 58
5.8 Books and Records. 61
5.9 Closing Conditions. 61
5.10 Public Announcements. 61
5.11 Transfer Taxes. 62
5.12 Notice of Certain Developments. 62
5.13 Tax Matters. 62
5.14 Termination of Affiliate Agreements. 63
5.15 Solicitation. 63
5.16 Non-Competition and Non-Solicitation. 63
5.17 Pre-Closing Reorganization. 65
5.18 Further Assurances. 65
5.19 Agreements relating to Buyer Common Stock. 66
5.20 Release. 67
Article 6 Conditions to closing.. 67
6.1 Conditions to Obligations of All Parties. 67
6.2 Conditions to Obligations of Buyer 68
6.3 Conditions to Obligations of Sellers. 69
Article 7 SURVIVAL.. 69
7.1 Survival. 69
Article 8 Termination.. 69
8.1 Termination. 69
8.2 Effect of Termination. 71
Article 9 Miscellaneous. 71
9.1 Expenses. 71
9.2 Notices. 71

Exhibit 10.3
Execution Version
9.3 Interpretation. 72
9.4 Disclosure Schedules. 73
9.5 Headings. 73
9.6 Currency. 73
9.7 Severability. 73
9.8 Entire Agreement 74
9.9 Successors and Assigns. 74
9.10 No Third-Party Beneficiaries. 74
9.11 Amendment and Modification; Waiver 74
9.12 Governing Law.. 74
9.13 Arbitration. 75
9.14 Specific Performance. 75
9.15 Counterparts. 75
9.16 Non-Recourse. 76
9.17 Independent Legal Advice. 76
9.18 Sellers’ Representatives. 76

Exhibit “A” – Preliminary Allocation Schedule
Exhibit “B” – Reference Schedule
Exhibit “C” – Form of Escrow Agreement
Exhibit “D” – Form of Option Termination Agreement
Exhibit “E” – Form of Registration Rights and Lock-Up Agreement
Exhibit “F” – Employment Agreement Term Sheet

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 16, 2021 is entered into among (i) the Persons named on Exhibit “A” (each individually a “Seller” and, collectively, the “Sellers”), (ii) Robert Schaefer and Clairvest GP Manageco Inc. (the “Sellers’ Representatives”), and (iii) Stem, Inc., a Delaware corporation (the “Buyer”).

Recitals
WHEREAS, each Seller owns the number of shares of (i) Series A Common Stock, $0.0001 par value, (ii) Series B Common Stock, $0.0001 par value (iii) Series A Preferred Stock, $0.0001 par value, and (iv) Series B Preferred Stock, $0.0001 par value, set forth opposite his, her, or its name in columns (B), (C), (D) and (E), on the attached Exhibit “A” and at Closing, following the Pre-Closing Reorganization, each Seller will own the number of shares of Common Stock, no par value, set forth opposite such Seller’s name on the Final Allocation Schedule as determined in a manner consistent with the Allocation Spreadsheet which shares (the “Shares”), together with the Series B Preferred Stock to be purchased pursuant to Section 2.5(a)(viii) below, will comprise all of the issued and outstanding shares of capital stock of Also Energy Holdings, Inc., a Delaware corporation (the “Company”);
WHEREAS, Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, all of the Shares of the Company owned by him, her, or it, on the terms and subject to the conditions set forth herein;
WHEREAS, as a condition and inducement to Buyer’s willingness to enter into this Agreement, Robert Schaefer will enter into an employment agreement with Buyer on the Closing Date based on the terms set forth in the term sheet attached as Exhibit “F” hereto (the “Employment Agreement”);

Exhibit 10.3
Execution Version
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
A. Definitions
The following terms have the meanings specified or referred to in this Article 1:
“AAA” has the meaning set forth in Section 9.13.
“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Affiliate” means (whether capitalized or not), with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Affiliate Agreements” has the meaning set forth in Section 3.22.
“Aggregate Option Exercise Price” means the aggregate exercise price of all Options that are outstanding immediately prior to Closing.
“Aggregate Option Cash Consideration” has the meaning set forth in Section 2.5(a)(vi).
“Allocation Spreadsheet” means the Excel spreadsheet titled “ASPEN SPA Schedules v09 (2021.12.15)” delivered to Buyer by Sellers’ Representative concurrently with the execution of this Agreement.
“Agreement” has the meaning set forth in the preamble.
“Anti-Bribery Laws” has the meaning set forth in Section 3.23.
“Applicable Accounting Principles” has the meaning set forth in the definition of Net Working Capital.
“Audited Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP for the years ended December 31, 2020, 2019 and 2018 including a balance sheet of the Company as at the last day of such period, the statement of earnings and deficit and the statement of cash flow of the Company for the period then ended and the notes thereto, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers’ independent auditors, copies of which financial statements have been made available to Buyer.
“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.
“Balance Sheet Date” has the meaning set forth in the definition of “Unaudited Financial Statements” in this Article 1.
“Benefit Plan” has the meaning set forth in Section 3.18(a).
“Business” means the business of the Company and its Subsidiaries as currently conducted, including, providing asset management, monitoring, control, operational data analytics, operational portfolio management platform services and data for purposes of financial reporting on a portfolio-level basis for the photovoltaic markets spanning the residential, commercial, industrial and utility sectors and any part thereof that monitor and manage renewable energy systems.
“Business Day” means any day other than Saturday, Sunday or any statutory or civic holiday on which commercial banking institutions located in the State of Colorado, State of New York or the Province of Ontario are authorized or required by Law to be closed.
“Buyer” has the meaning set forth in the preamble.
“Buyer 30-Day VWAP” means the simple average of the volume weighted average price of the Buyer’s common stock for each trading day in December of 2021.
“Buyer Benefit Plans” has the meaning set forth in Section 5.4(b).
“Buyer Common Stock” means the common stock of the Buyer.

Exhibit 10.3
Execution Version
“Buyer Disclosure Schedules” means the disclosure schedules delivered by the Buyer concurrently with the execution and delivery of this Agreement.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.
“Cash” means all cash, cash equivalents and marketable securities of the Company determined in accordance with GAAP; provided, however, that Cash shall not include the amount of checks, drafts and wire transfers, in each case, to the extent issued but uncleared, by the Company as of immediately prior to the Closing and any Restricted Cash.
“Clairvest Entities” means, collectively, Clairvest Equity Partners V Limited Partnership, Clairvest Equity Partners V-A Limited Partnership and CEP V Co-Investment Holdings Limited Partnership.
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Date Net Working Capital” has the meaning set forth in Section 2.7(a).
“Closing Debt” has the meaning set forth in Section 2.7(a).
“Closing Purchase Price Amount” has the meaning set forth in Section 2.7(a).
“Closing Purchase Price Statement” has the meaning set forth in Section 2.3.
“Closing Transaction Expenses” has the meaning set forth in Section 2.7(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means, collectively, the Series A Common Stock and the Series B Common Stock.
“Company” has the meaning set forth in the recitals.
“Company Continuing Employee” has the meaning set forth in Section 5.4(a).
“Company Intellectual Property” means Intellectual Property that is used by or currently being developed for use in the Business by the Company or its Subsidiaries.
“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).
“Competing Transaction” has the meaning set forth in Section 5.15.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of September 14, 2021 by and between Buyer and William Blair & Company, L.L.C., on behalf of the Company.
“Contract” means any written or oral agreement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking or joint venture to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.
“Control”:
a.when applied to the relationship between a Person and a company, means the beneficial ownership by that Person at the relevant time of stock, units, securities or other equity interests of that company carrying more than the greater of (i) a majority of the voting rights ordinarily exercisable at meetings of shareholders or members of that company and (ii) the percentage of voting rights ordinarily exercisable at meetings of shareholders or members of that company that are sufficient to elect a majority of the directors or managers, as applicable;

Exhibit 10.3
Execution Version
b.when applied to the relationship between a Person and a partnership or joint venture, means the beneficial ownership by that Person at the relevant time of more than fifty percent (50%) of the ownership interests of the partnership or joint venture in circumstances where it can reasonably be expected that that Person directs the affairs of the partnership or joint venture; and
c.when applied to the relationship between a Person and a limited partnership, means that Person is the general partner of, or Controls the general partner of, such limited partnership.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, guideline or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Coronavirus Response Act or any disaster plan of the Company or its Subsidiaries or any change in applicable Laws related thereto or in connection therewith.
“Data Room” means the electronic documentation site established by Donnelly Financial Solutions, as in effect at 11:59 p.m. (ET) on the date that is two (2) Business Days prior to the date hereof.
“Debt” means (i) all indebtedness for borrowed money, all indebtedness represented by bonds, debentures, notes, or similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services, excluding trade payables incurred in the ordinary course of business, (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder), (iv) any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on first day of fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing, (v) all unpaid management fees and accrued but unpaid dividends or distributions to equityholders of the Company, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries, (vii) the pre-Closing income Tax liabilities of the Company and its Subsidiaries, to the extent unpaid at Closing, (viii) all liabilities and obligations for the deferred purchase price of property or services, whether contingent or absolute, and including any conditional sale, title retention agreement, earn-outs, revenue sharing payments or transaction, retention or similar bonuses payable in connection therewith, (ix) the amount of any payroll Taxes of the Company or its Subsidiaries deferred pursuant to the CARES Act or similar Laws, and (x) any unpaid principal amount of accrued interest, premiums, breakage fees, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement), in each case, in respect of the foregoing liabilities and obligations; provided that for greater certainty “Debt” shall not include deferred revenue of the Company or any items that are included in the calculation of Net Working Capital or Transaction Expenses.
“Deficiency” has the meaning set forth in Section 2.8(b)(ii).
“Disclosure Schedules” means the disclosure schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

Exhibit 10.3
Execution Version
“Dispute Notice” has the meaning set forth in Section 2.7(c).
“Employment Agreement” has the meaning set forth in the recitals.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Equity Security” means, as applicable, (a) any capital stock, membership interests or other share or equity capital, (b) any securities directly or indirectly convertible into, exercisable for or exchangeable for any capital stock, membership interests or other share or equity capital or containing any profit participation features, (c) any rights, options, puts, pledges, warrants directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into, exercisable for or exchangeable for any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or (d) any share, interest or unit appreciation rights, phantom share rights or other similar rights.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by and among the Escrow Agent, Buyer and Sellers’ Representatives, substantially in the form of Exhibit “C” attached hereto, with such changes proposed by the Escrow Agent (if any) that are reasonably acceptable to Buyer and Sellers’ Representatives.
“Escrow Amount” means two million dollars ($2,000,000), to be held in accordance with the terms of the Escrow Agreement.
“Estimated Cash” means the Sellers’ good faith estimate of Cash as of immediately prior to the Closing.

Exhibit 10.3
Execution Version
“Estimated Debt” means Sellers’ good faith estimate of Debt as of immediately prior to the Closing.
“Estimated Net Working Capital” means Sellers’ good faith estimate of Net Working Capital as of immediately prior to the Closing.
“Estimated Purchase Price” has the meaning set forth in Section 2.3.
“Estimated Transaction Expenses” means Sellers’ good faith estimate of Transaction Expenses as of the Closing.
“Final Allocation Schedule” means a schedule to be delivered to the Buyer concurrently with the Closing Purchase Price Statement setting forth the number of shares of Buyer Common Stock and the amount of cash to be paid or issued to each Seller and Optionholder in exchange for their Common Stock, Options and Series B Preferred Stock, which shall be prepared in accordance with the Allocation Spreadsheet, the Preliminary Allocation Schedule and Section 2.6, as applicable.
“Final Closing Statement” has the meaning set forth in Section 2.8(a).
“Final Purchase Price” has the meaning set forth in Section 2.8(a).
“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.
“FIRPTA Certificate” means a duly executed certificate of the Company in customary form in compliance with Treasury Regulations Section 1.1445-2(c)(3) certifying that the Shares are not, and have not been at any time during the applicable period specified in Section 897(c)(1)(A)(II) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code.
“Fully Diluted Shares” means the aggregate number of Shares outstanding at the Closing assuming the exercise of all Options that are outstanding immediately prior to the Closing (which number of Shares will be confirmed to Buyer by Sellers’ Representatives in writing not later than four (4) Business Days prior to the Closing Date).
“Fundamental Representations” means the representations set forth in Section 3.1 (Ownership of Shares), other than Section 3.1(c), Section 3.2 (Organization and Authority of Sellers), Section 3.3 (Organization and Qualification of the Company), Section 3.4 (Capitalization) and Section 3.24 (Brokers).
“GAAP” means accounting principles generally accepted in the United States, as consistently applied throughout the relevant period.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Harmful Code” is any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to maliciously undertake any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally

Exhibit 10.3
Execution Version
occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Independent Accountant” means PricewaterhouseCoopers LLP or, if it is unable to serve, Buyer and Sellers’ Representatives shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants.
“Insurance Policies” has the meaning set forth in Section 3.14.
“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights (including, without limitation, in relation to hardware design) and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) Internet domain names, whether or not trademarked or registered, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (e) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“International Plan” has the meaning set forth in Section 3.18(a).
“IRS” has the meaning set forth in Section 3.18(a).
“IT Systems” means the computer, information technology, and data processing systems, facilities and services used and controlled by the Company and/or its Subsidiaries in the conduct of its Business, including all software, systems hardware, networks, interfaces, platforms and related systems and services.
“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of Robert Schaefer, Holden Caine, Brian Musfeldt, Kevin Smart, Dan Sweeney and Matthew Brocklehurst.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Losses” means actual out-of-pocket losses, damages, liabilities, Taxes, costs or expenses, including reasonable attorneys’ fees.
“Management Sellers” means, collectively, Robert Schaefer, Holden Caine, Ali Seymen Ertaş, Jennifer Park and William Kevin Smart.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company and its Subsidiaries taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided that, with respect to the foregoing clause (a) only, “Material Adverse Effect”

Exhibit 10.3
Execution Version
shall not include any event, occurrence, fact, condition or change, directly or indirectly, to the extent arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any natural or man-made disaster, illness, disease, epidemic, pandemic (including COVID-19 or any COVID-19 Measures or other restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic, or other public health event (including COVID-19) or any material worsening of any of the foregoing), or acts of God, or any escalation or worsening thereof; (F) any acts or omissions of Buyer or any of its Affiliates; (G) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof first publicly announced or proposed after the date hereof; (H) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; or (I) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that any event, occurrence, fact, condition or change referred to in clauses (i)(A) through (E) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent that such event, occurrence, fact, condition or change has a material and disproportionate effect on the Company and its Subsidiaries (taken as a whole) compared to other participants in the industries in which the Business is conducted.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Material Customer” means the top ten (10) customers by revenue of the Business for the fiscal year ending on December 31, 2020 and for the ten (10) month period ending October 31, 2021.
“Material Supplier” means entities with which the Company or its Subsidiaries have an agreement for the supply of goods or services pursuant to which the Company or its Subsidiaries are reasonably expected to make payments in excess of five hundred thousand dollars ($500,000) per year or any single-source supplier on whom the Company or its Subsidiaries is commercially dependent.
“Net Working Capital” means the consolidated current assets of the Company and its Subsidiaries determined as of immediately prior to the Closing less the consolidated current liabilities of the Company and its Subsidiaries as of immediately prior to the Closing, in each case, determined in accordance with GAAP and applied consistent with the methodologies, practise and principles set forth in the Reference Schedule (provided, that in the event of a conflict between GAAP and such methodologies, the Reference Schedule shall control, except to the extent that individual line items in the Reference Schedule are not calculated in accordance with GAAP (in which case GAAP shall control with respect to the calculation of those individual line items)(the “Applicable Accounting Principles”)) and which, for greater certainty, shall not include any items that are included in Cash, Debt or Transaction Expenses and shall not include any deferred revenue, deferred rent, current or deferred Tax assets or current or deferred Tax liabilities.
“Net Working Capital Target” means eight million two hundred and seventy-two thousand dollars ($8,272,000).
“Non-Specified Optionholder” means any Optionholder that is not a Specified Optionholder.
“Non-Specified Option Cash Consideration” has the meaning set forth in Section 2.6(a)(ii).

Exhibit 10.3
Execution Version
“Open Source Code” means Open Source Software, or the code thereof. Open Source Software and Open Source Code include software and code, respectively, that is licensed under any license that conforms to the Open Software Initiative (OSI) definition of open source software, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License.
“Option” means an option to purchase a share of Common Stock granted pursuant to the Stock Option Plan.
“Option Consideration” means the Non-Specified Option Cash Consideration, the Specified Option Cash Consideration and the Specified Option Stock Consideration.
“Optionholder” means a holder of Options.
“Outside Date” means June 16, 2022.
“Permits” means all permits, licenses, franchises, approvals, authorizations, waivers, concessions, exemptions, orders, registrations, notices and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.11(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” means any information defined as “personal data”, “personally identifiable information” or “personal information,” any substantial equivalent of these terms, or any other protected information, as defined under any Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household.
“Post-Closing Statement” has the meaning set forth in Section 2.7(a).
“Pre-Closing Reorganization” has the meaning set forth in Section 5.17.
“Pre-Closing Tax Liability Amount” means, without duplication, all unpaid liabilities for Taxes of the Company and its Subsidiaries (whether or not yet due) with respect to any Pre-Closing Tax Period or portion thereof, and the amount of any payroll taxes deferred under the CARES Act; provided, that the Pre-Closing Tax Liability Amount shall (a) with respect to the portion of any Straddle Period, be calculated consistent with the principles of Section 5.13(b), (b) take into account any Taxes of the Company or any of its Subsidiaries arising from the inclusion of any item of income in, or the exclusion of any item of deduction or expense from, taxable income for any taxable period (or portion thereof) ending after the Closing, in either case, to the extent resulting from an action or election taken or made before the Closing, or otherwise attributable to any Pre-Closing Tax Period, including, for the avoidance of doubt, any Taxes on revenue accrued as of the Closing or any payments received on or prior to the Closing, (c) be calculated in accordance with the past practice (including reporting positions, jurisdictions and types of Taxes, elections and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns, except to the extent not reportable at a “substantial authority” or higher standard, (d) exclude any Taxes attributable to transactions, other than the Pre-Closing Reorganization, entered into by the Company or any Subsidiary outside the ordinary course of business on the Closing Date after the Closing, and (e) be calculated by (x) assuming the Tax year of each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code ends on the Closing Date, and using an interim closing of the books method for any partnership or other pass-through entity in which the Company holds a direct or indirect equity interest and (y) including Taxes required to be paid as a result of an election, if any, pursuant to Section 965(h) of Code (including any such Taxes that are required to be paid with respect to any Tax period ending after the Closing Date).

Exhibit 10.3
Execution Version
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Preliminary Allocation Schedule” means the schedule set forth in Exhibit “A” listing, for each Seller or Specified Optionholder,
a.in column (A), his, her or its name,
b.in columns (B) through (F), the number of shares of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock owned by such Seller and/or Options owned by such Specified Optionholder on the date hereof, as applicable;
c.in column (G), the percentage of the Purchase Price that it will receive under this Agreement in the form of Buyer Common Stock (the “Stock Percentage”); and
d.in column (H), the percentage of the Purchase Price that it will receive under this Agreement in the form of cash (the “Cash Percentage”).
“Privacy Laws” means any Laws and guidelines from Governmental Authorities relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), as well as U.S. federal and state Laws, in particular the California Consumer Privacy Act of 2018, the California Privacy Rights Act, when applicable (and no later than as of January 1, 2023), and the New York SHIELD Act.
“Pro Rata Share” means the percentage for each Seller or Optionholder as set forth in the column with the heading “Pro Rata Share” on the Final Allocation Schedule, which percentage shall represent such Seller’s or Optionholder’s Fully Diluted Shares (for the avoidance of any doubt, excluding any shares of Series B Preferred Stock) of the equity securities of the Company (calculated in accordance with the Company’s organizational documents).
“Proprietary Product” shall mean any product, technology or service currently being marketed, sold, licensed or developed by the Company or its Subsidiaries.
“Purchase Price” has the meaning set forth in Section 2.2.
“Qualified Benefit Plan” has the meaning set forth in Section 3.18(b).
“Real Property” means the real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.
“Reference Schedule” means the illustrative calculations of net Debt and Net Working Capital set forth on Exhibit “B”.
“Registration Rights and Lock-Up Agreement” has the meaning set forth in 5.19(c).
“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and any other Law, domestic or foreign, that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding voting equity or ownership interests of such specified Person, but excluding, in the

Exhibit 10.3
Execution Version
case of the Clairvest Entities, any Person who is a limited partner of any limited partnership of which Clairvest Group Inc. (or an Affiliate thereof) acts as general partner.
“Remaining Amount” has the meaning set forth in Section 2.8(b)(ii).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Review Period” has the meaning set forth in Section 2.7(b).
“Restricted Cash” means all Cash that is not freely useable and available to the Company because (i) it is subject to restrictions, limitations or taxes on use or distribution either by contract, for regulatory or legal purposes, or (ii) is Cash that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers, but excluding any deferred revenue.
“SEC Documents” has the meaning set forth in Section 4.6.
“Security Incident” means (a) the theft, loss, misuse, or unauthorized destruction or altercation of Personal Information or third party confidential information, (b) the accidental, unauthorized and/or unlawful access, disclosure or handling of Personal Information or third party confidential information, or (c) any other act or omission that materially compromises the security, confidentiality and/or integrity of Personal Information or third party confidential information, and includes, among other things, the loss of paper files and portable devices, such as laptops and CDs, containing personal data or third party confidential information.
“Sellers” has the meaning set forth in the preamble.
“Sellers’ Representatives” has the meaning set forth in the preamble.
“Sellers’ Representatives Holdback Amount” means $500,000.
“Series A Common Stock” means the shares of Series A common stock of the Company, with a par value of $0.0001 per share.
“Series A Preferred Stock” means the shares of Series A preferred stock of the Company, with a par value of $0.0001 per share.
“Series B Common Stock” means the shares of Series B common stock of the Company, with a par value of $0.0001 per share.
“Series B Preferred Stock” means the shares of Series B preferred stock of the Company, with a par value of $0.0001 per share.
“Series B Preferred Stock Amount” means the aggregate value of the cash and Buyer Common Stock (assuming a price per share equal to the Buyer 30-Day VWAP) payable to holders of Series B Preferred Stock in accordance with the organizational documents of the Company in connection with the transactions contemplated by this Agreement in exchange for their Series B Preferred Stock, which amount will be paid in accordance with Section 2.5(a)(viii) and as set forth in the Final Allocation Schedule.
“Series C Preferred Stock” means the shares of Series C preferred stock of the Company, with a par value of $0.0001 per share.
“Settlement Date” has the meaning set forth in Section 2.8(a).
“Share Amount” means an amount equal to the (i) sum of (x) the Estimated Purchase Price, and (y) the Aggregate Option Exercise Price, divided by (ii) the Fully Diluted Shares.
“Shares” has the meaning set forth in the recitals.
“Specified Debt” means the amount necessary to discharge the Debt set forth on Section 1.1(b) of the Disclosure Schedules on the Closing Date, which shall be the aggregate amount set forth in the payoff letters contemplated by Section 2.5(a)(ii).
“Specified Option Cash Consideration” has the meaning set forth in Section 2.6(b)(i).
“Specified Option Stock Consideration” has the meaning set forth in Section 2.6(b)(ii).

Exhibit 10.3
Execution Version
“Specified Optionholder” means Kevin Smart, Ali Seymen Ertas, Jennifer Park, Brian Musfeldt, Daniel Sweeney, Mesa Scharf, Matthew Brocklehurt, Olaf Donner and Sushain Sharma.
“Stockholders’ Agreement” means the amended and restated stockholders’ agreement of the Company dated April 15, 2021 by and among the Clairvest Entities, 2431334 Ontario Inc. and the Management Sellers.
“Stock Option Plan” means the Also Energy Holdings, Inc. Amended and Restated Stock Option Plan.
“Straddle Period” has the meaning set forth in Section 5.16(b).
“Subsidiary” means at any time, any partnership, limited partnership, joint venture, sole proprietorship, limited liability company, corporation or company with or without share capital, unincorporated association or trust Controlled, directly or indirectly, by the Company.
“Surplus” has the meaning set forth in Section 2.8(b)(i).
“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, social security (or similar, including FICA), unemployment, estimated, excise, severance, disability, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, value added, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority (whether imposed directly or through withholding), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, in each case, whether or not disputed, and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee, successor joint or secondary liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a contractual obligation or otherwise through operation of Law.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Expenses” means, without duplication, any fees, costs and expenses incurred (whether or not invoiced or accrued for) or subject to reimbursement by or on behalf of the Company or its Subsidiaries, in each case in connection with the transactions contemplated by this Agreement (or any prior sale process of the Company) and not paid prior to the Closing, including any (a) brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) fees, costs and expenses of counsel, consultants, investment bankers, experts, auditors, accountants or other advisors or service providers; (c) unpaid amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company to Sellers’ Representatives or any Seller or any Affiliate of any Seller; (d) fees, costs and expenses or payments of the Company related to any transaction bonus, discretionary bonus, stay bonus, change of control, retention, severance or other compensatory payment or employment cost not captured in Net Working Capital made to any current or former employee, officer, director or consultant of the Company or any of its Affiliates as a result of the transactions contemplated by this Agreement, including the employer portion of all Taxes accrued in connection therewith or otherwise payable in respect of the Options; (e) 50% of any Transfer Taxes due by the Company in connection with the transactions contemplated hereby; (f) the cost of the D&O Tail Policy; and (g) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby.

Exhibit 10.3
Execution Version
“Treasury Regulations” means the regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code.
“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company and its Subsidiaries for the nine (9)-month period ended September 30, 2021 (the “Balance Sheet Date”), including a balance sheet of the Company as at the last day of such period, the statement of earnings and deficit and the statement of cash flow of the Company for the period then ended.
“WARN” means the Worker Adjustment and Retraining Notification Act, and any comparable foreign, state or local Law.
A. Purchase and sale
a.Purchase and Sale
On and subject to the terms and conditions set forth herein, at the Closing, Buyer agrees (i) to purchase from each Seller, and each Seller agrees to sell, transfer, assign, convey and deliver, the number of Shares set forth opposite such Seller’s name in the Final Allocation Schedule, and (ii) to cause the Company to purchase from each holder of Series B Preferred Stock, and each such holder agrees to transfer to sell, transfer, assign, convey and deliver to the Company, all of the Series B Preferred Stock set forth opposite such Seller’s name in the Final Allocation Schedule (which Series B Preferred Stock, together with such Shares, shall constitute 100% of the capital stock of the Company at Closing), in each case free and clear of all Encumbrances.
a.Purchase Price
The aggregate purchase price for the Shares and Options to be paid by Buyer hereunder shall be equal to:
a.$695,000,000;
b.plus the amount, if any, by which the Closing Date Net Working Capital is greater than the Net Working Capital Target;
c.minus the amount, if any, by which the Closing Date Net Working Capital is less than the Net Working Capital Target;
d.minus the amount equal to the Closing Debt;
e.minus the amount equal to the Closing Transaction Expenses;
f.plus the amount equal to the Closing Cash;
g.minus the Escrow Amount;
h.minus the Sellers’ Representative Holdback Amount; and
i.minus the Series B Preferred Stock Amount.
(the amount calculated pursuant to this Section, the “Purchase Price”).

a.Estimated Purchase Price
a.The parties hereto agree that no later than four (4) Business Days prior to the anticipated Closing Date, Sellers’ Representatives shall prepare and deliver a certificate to Buyer, certified by a senior officer of the Company setting forth (a) the Estimated Net Working Capital, (b) the Estimated Debt, (c) the Estimated Transaction Expenses (including the name, amount and wire instructions for each payee), (d) the Estimated Cash, and (e) Sellers’ resulting

Exhibit 10.3
Execution Version
good faith calculation of the Purchase Price as of the Closing Date pursuant to Section 2.2 (such calculation, the “Estimated Purchase Price”), together with reasonable supporting detail (the “Closing Purchase Price Statement”). The Closing Purchase Price Statement will be prepared in accordance with this Agreement and the Applicable Accounting Principles. Buyer and its Representatives shall have a reasonable opportunity to review and to discuss with Sellers and their Representatives (i) the work papers used in the preparation of the Closing Purchase Price Statement and the calculation of the Estimated Net Working Capital, Estimated Debt, Estimated Transaction Expenses, and Estimated Cash, and (ii) the relevant books and records of the Company. Sellers and their Representatives shall reasonably assist Buyer and its Representatives in their review of the Closing Purchase Price Statement. Sellers’ Representatives shall consider in good faith any comments or objections to any amounts set forth on the Closing Purchase Price Statement notified to it by Buyer prior to the Closing and if, prior to the Closing, Sellers’ Representatives and Buyer agree to make any modification to the Closing Purchase Price Statement, then the Closing Purchase Price Statement as so modified shall be deemed to be the Closing Purchase Price Statement for purposes of calculating the Estimated Purchase Price. If Buyer and Sellers’ Representatives fail to agree upon the amounts set forth in the Closing Purchase Price Statement at least two (2) Business Days prior to the anticipated Closing Date, then, subject to the satisfaction or waiver (if permissible) of the conditions set forth in Article 6 at the Closing, the Closing Date shall proceed at the agreed upon time (or at such time and on such date as otherwise contemplated by Section 2.4 hereof) and the Estimated Purchase Price set forth in the Closing Purchase Price Statement delivered by Sellers’ Representatives shall be paid at the Closing. The Sellers acknowledge and agree that Buyer shall not be deemed to have agreed to any of the amounts or calculations set forth in the Closing Purchase Price Statement or the calculation of the components of the Estimated Purchase Price therein by virtue of having proposed any revisions (whether or not accepted) pursuant to the foregoing and the use of such Closing Purchase Price Statement (whether it includes any revisions proposed by Buyer or not) shall not in any way prejudice Buyer’s right to disagree with, dispute or change any amount in the Post-Closing Statement delivered by Buyer pursuant to Section 2.6(a). For the avoidance of doubt, any failure of Buyer to raise any objection or dispute with respect to the Closing

Exhibit 10.3
Execution Version
Purchase Price Statement shall not in any way prejudice Buyer’s right to disagree with, dispute or change any amount in the Post-Closing Statement delivered by Buyer pursuant to Section 2.6(a).
b.Concurrently with the delivery of the Closing Purchase Price Statement, the Company shall also deliver to Buyer the Final Allocation Schedule. The Sellers acknowledge and agree that Buyer shall be entitled to conclusively rely on the Final Allocation Schedule as setting forth a true, complete and accurate listing of all items set forth in and amounts and percentiles payable to the Sellers and Optionholders in connection with the transactions contemplated by this Agreement pursuant to the Stockholders Agreement and the Company’s other organizational documents, regardless of any conflict between the Final Allocation Schedule and the actual provisions of such contracts and organizational documents, and that upon payment or issuances to the Sellers and Optionholders of the consideration set forth in the Final Allocation Schedule, and the payment of all other amounts contemplated in Section 2.5(a), Buyer shall be deemed to have satisfied its obligation to pay the Purchase Price under this Agreement (subject to any adjustment contemplated herein). The Sellers acknowledge and agree that under no circumstances shall the Buyer be responsible for paying any consideration in excess of the Purchase Price, as calculated in accordance with Section 2.2.
b.Closing
Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures in “pdf” format on the second (2nd) Business Day after the last of the conditions to Closing set forth in Article 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Sellers’ Representatives and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
a.Closing Actions and Deliveries.
a.Buyer Actions and Deliveries. At the Closing, Buyer shall:
i.pay, on behalf of the Company and its Subsidiaries, as applicable, by wire transfer of immediately available funds, an amount sufficient to pay the amount of Estimated Transaction Expenses estimated by Sellers’ Representatives in the Closing Purchase Price Statement (or otherwise agreed pursuant to Section 2.3) to each applicable Person identified by Sellers’ Representatives that has submitted to Buyer a final invoice for such Estimated Transaction Expense and to the account or accounts specified by Sellers’ Representatives at

Exhibit 10.3
Execution Version
least three (3) Business Days prior to the Closing Date;
ii.pay, on behalf of the Company, an amount equal to the Specified Debt to the extent set forth in the Payoff Letters delivered by Sellers’ Representatives, by wire transfer of immediately available funds to the bank account or accounts specified by the holders of such Specified Debt in writing at least three (3) Business Days prior to the Closing Date;
iii.pay the Escrow Amount to the Escrow Agent to be held by the Escrow Agent in an escrow account in accordance with the terms of this Agreement and the Escrow Agreement;
iv.pay to the Sellers’ Representatives an amount equal to the Sellers’ Representatives Holdback Amount in cash to an account designated in writing by Sellers’ Representatives no later than three (3) Business Days prior to the Closing Date;
v.pay to each Seller such Seller’s Pro Rata Share of the Estimated Purchase Price, which will be satisfied by:
1.issuing, or causing to be issued, to each Seller such number of book-entry shares of Buyer Common Stock having a value equal to the quotient of (i) the product of (A) such Seller’s Pro Rata Share of the Estimated Purchase Price, and (B) such Seller’s Stock Percentage, divided by (ii) the Buyer 30-Day VWAP;
2.paying to each Seller directly by wire transfer of immediately available funds to the account(s) specified by Sellers’ Representatives no later than three (3) Business Days prior to the Closing Date an amount in cash equal to the product of (i) such Seller’s Pro Rata Share of the Estimated Purchase Price, and (ii) such Seller’s Cash Percentage;
vi.pay to the Company the sum of the aggregate Non-Specified Option Cash Consideration and the aggregate Specified Option Cash Consideration (collectively, the “Aggregate Option Cash Consideration”) in cash in accordance with Section 2.6;
vii.issue, or cause to be issued, to each Specified Optionholder such number of book-entry shares of Buyer Common Stock representing the applicable

Exhibit 10.3
Execution Version
Specified Option Stock Consideration as determined in accordance with Section 2.6 below;
viii.pay or issue to the applicable Sellers cash and Buyer Common Stock with a value equal to the Series B Preferred Stock Amount, which amount shall be allocated among the holders of such Series B Preferred Stock consistent with the Final Allocation Schedule, provided that the Final Allocation Schedule shall provide that:
1. 70% of the Series B Preferred Stock Amount payable to each holder of Series B Preferred Stock shall be satisfied in cash by wire transfer of immediately available funds to the account(s) specified by Sellers’ Representatives no later than three (3) Business Days prior to the Closing Date; and
2.the remainder of the Series B Preferred Stock Amount payable to each holder of Series B Preferred Stock (the “Remainder”) shall be satisfied through the issuance to such holder of a number of book-entry shares Buyer Common Stock equal to (A) the value of the Remainder payable to such holder, divided by (B) the Buyer 30-Day VWAP.
ix.deliver to Sellers’ Representatives the Escrow Agreement, duly executed by Buyer; and
x.deliver to Sellers’ Representatives the certificate contemplated by Section 6.3(c), duly executed by an authorized officer of Buyer.
b.Sellers’ Actions and Deliveries. At the Closing, Sellers’ Representatives shall deliver or cause to be delivered to Buyer (on behalf of Sellers):
i.the Escrow Agreement, duly executed by Sellers’ Representatives;
ii.the Registration Rights and Lock-Up Agreement, duly executed by each Seller;
iii.the certificates contemplated by Section 6.2(c), duly executed by each Seller or an executive officer of each Seller, as applicable;
iv.stock certificates representing the Shares sold by Sellers pursuant to Section 2.1, duly endorsed in blank for transfer and any other appropriate instruments of transfer, in form and substance reasonably satisfactory to Buyer, to transfer the Shares to Buyer;

Exhibit 10.3
Execution Version
v.the written resignation of those officers and directors of the Company, effective as of the Closing Date, requested in writing by Buyer at least three (3) Business Days prior to the Closing, in form and substance reasonably satisfactory to Buyer;
vi.copies of payoff letters for the Specified Debt and any necessary Uniform Commercial Code authorizations or other releases as may be reasonably required to evidence the satisfaction of such Specified Debt, each in form and substance reasonably satisfactory to Buyer (collectively, the “Payoff Letters”);
vii.an Option Termination Agreement in the form of Exhibit “D”, (each, an “Option Termination Agreement”), duly executed by each Specified Optionholder and the Non-Specified Optionholders set forth on Schedule 2.5(b)(vii) of the Disclosure Schedules;
viii.an Accredited Investor Questionnaire, in a form reasonably satisfactory to the Buyer (each, and “Accredited Investor Questionnaire”), duly executed by each Seller and/or Specified Optionholder representing and confirming that such Seller and/or Specified Optionholder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act;
ix.duly adopted resolutions of the Board of Directors of the Company (or a committee thereof) providing that each Option (whether or not vested and exercisable) that is outstanding and unexercised immediately prior to the Closing Date, shall be automatically converted into the right of the holder of such Option to receive from Buyer the consideration contemplated in Section 2.6;
x.the Employment Agreement, duly executed by Robert Schaefer; and
xi.the FIRPTA Certificate; and
xii.a valid, executed copy of IRS Form W-9 or applicable W-8 Form from each Seller.
b.Treatment of the Options
a.Each Option held by a Non-Specified Optionholder that is outstanding immediately prior to the Closing, whether vested or unvested, shall be cancelled as of the Closing and converted into the right of the applicable Optionholder to receive, subject to delivery to the Company and the Buyer

Exhibit 10.3
Execution Version
of an Option Termination Agreement, an amount equal to the product of:
i.the total number of Shares subject to such Option as of immediately prior to the Closing, and
ii.the excess, if any, of the Share Amount over the exercise price per share of such Option (the “Non-Specified Option Cash Consideration”), and as of the Closing each Optionholder shall cease to have any rights with respect thereto, other than the right to receive the Non-Specified Option Cash Consideration (it being understood that any Option that is outstanding immediately prior to the Closing that has an exercise price per share that is equal to or greater than the Share Amount shall be cancelled as of the Closing without the payment of any consideration).
a.Each Option held by a Specified Optionholder that is outstanding immediately prior to the Closing, whether vested or unvested, shall be cancelled as of the Closing and converted into the right of the applicable Specified Optionholder to receive, subject to delivery to the Company and the Buyer of an Option Termination Agreement:
i.an amount of cash equal to (A) the product of (x) the total number of Shares subject to such Option as of immediately prior to the Closing, and (y) the excess, if any, of the Share Amount over the exercise price per share of such Option multiplied by (B) such Specified Optionholder’s Cash Percentage (the “Specified Option Cash Consideration”); and
ii.such number of book-entry shares of Buyer Common Stock having a value equal to the (A) the product of (x) the total number of Shares subject to such Option as of immediately prior to the Closing, and (y) the excess, if any, of the Share Amount over the exercise price per share of such Option multiplied by (B) such Specified Optionholder’s Stock Percentage, divided by (C) the Buyer 30-Day VWAP (the “Specified Option Stock Consideration”);
b.At the Closing, Buyer shall pay the Aggregate Option Cash Consideration to the Company in cash, and Buyer shall cause the Company to pay the applicable portion of the Aggregate Option Cash Consideration, to each Optionholder on the Closing Date to the extent reasonably practicable during the next regularly scheduled payroll cycle of the Company, following the Closing Date through the Company’s payroll system, in each case in a manner consistent with the Final Allocation Schedule, less any applicable withholding Taxes.

Exhibit 10.3
Execution Version
c.Notwithstanding the foregoing, at Sellers’ Representatives’ direction, the Final Allocation Schedule may allocate the aggregate amount of the Non-Specified Option Cash Consideration and the Specified Option Cash Consideration among the Optionholders in a manner that is different than would otherwise be determined pursuant to this Section 2.6 only to the extent that the Buyer receives prior written evidence satisfactory to the Buyer that any Optionholder disadvantaged or prejudiced by such re-allocation has consented to, and released any claims with respect to, such alternative allocation.
d.Prior to the Closing, the Company shall take all actions necessary to effectuate the provisions of this Section 2.6 and to ensure that neither Buyer nor its Affiliates will, as of the Closing, be bound by any rights under the Stock Option Plan or any other plan, program or arrangement for the issuance or grant of any interest in respect of the Shares or other rights in respect of the capital stock of the Company, except with respect to payment or issuance of the Option Consideration in accordance with Section 2.6.
e.Following Closing, Sellers’ Representatives shall be entitled to deposit with the Company all or any portion of (i) the Sellers’ Representative Holdback Amount deposited with Sellers’ Representatives pursuant to Section 2.5(a)(iv), (ii) the Escrow Amount released to Sellers’ Representative pursuant to Section 2.8(c), and (iii) the Surplus deposited with Sellers’ Representative pursuant to Section 2.8(b)(i), to the extent any such amounts become payable to an Optionholder in connection with the transactions contemplated by this Agreement (provided that such Optionholder continues to be employed by the Company or its Subsidiaries on the date of such deposit). Upon receipt of such deposit by the Company, and delivery by Sellers’ Representatives of written instructions to the Buyer with respect to the allocation of such amounts to the Optionholders (the “Post-Closing Payment Instructions”), Buyer agrees to cause the Company to pay the amounts so deposited to the Optionholders specified in such Post-Closing Payment Instructions through the Company’s payroll system during the next regularly scheduled payroll cycle of the Company, in each case in a manner consistent with the Post-Closing Payment Instructions, less any applicable withholding Taxes; provided that Buyer shall have no liability to any Seller or Optionholder for delivery of such amounts in accordance with the Post-Closing Payment Instructions, and the Sellers’ Representatives shall be solely responsible for any claims or liabilities relating to the same.

Exhibit 10.3
Execution Version
c.Post-Closing Statement.
a.Not later than ninety (90) calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representatives a statement, setting forth Buyer’s good faith calculation of (A) Net Working Capital as of immediately prior to the Closing (the “Closing Date Net Working Capital”), (B) Debt as of immediately prior to the Closing (the “Closing Debt”), (C) Transaction Expenses as of the Closing (the “Closing Transaction Expenses”), (D) Cash as of immediately prior to the Closing (the “Closing Cash”), and (E) the resulting calculation of the Purchase Price (the “Closing Purchase Price Amount”), together with reasonable supporting detail (the “Post-Closing Statement”). The Post-Closing Statement shall be prepared in accordance with this Agreement and the Applicable Accounting Principles. Sellers shall and shall cause their Representatives to reasonably cooperate with Buyer and its Representatives to the extent required to prepare the Post-Closing Statement.
b.Upon receipt of the Post-Closing Statement, Sellers’ Representatives shall have thirty (30) calendar days (the “Review Period”) to review such Post-Closing Statement and related computations of the Closing Date Net Working Capital, the Closing Debt, the Closing Transaction Expenses, the Closing Cash, and the resulting Closing Purchase Price Amount. In connection with the review of the Post-Closing Statement, Buyer shall and shall cause its Representatives to reasonably cooperate with Sellers’ Representatives and their Representatives and to provide Sellers’ Representatives and their Representatives reasonable access to the individuals responsible for the preparation of the Post-Closing Statement and the relevant work papers of Buyer and their Representatives used in connection with the preparation of the Post-Closing Statement.
c.If Sellers’ Representatives notify Buyer that Sellers’ Representatives agree with the Post-Closing Statement within the Review Period or fail to deliver notice to Buyer of their disagreement therewith within such Review Period, the Post-Closing Statement shall be conclusive and binding on Sellers and Buyer and the parties hereto (absent fraud or manifest error) shall be deemed to have agreed thereto, in the first case, on the date Buyer receive the notice and, in the second case, on such thirtieth (30th) day and the Post-Closing Statement shall be deemed the Final Closing Statement for purposes of Section 2.8. If Sellers’ Representatives have any objection to the Post-Closing Statement on the basis that the Post-Closing Statement or

Exhibit 10.3
Execution Version
any element thereof contains computational errors or was not prepared in accordance with this Agreement and the Applicable Accounting Principles, then Sellers’ Representatives shall notify Buyer of their disagreement within such thirty (30) day period together with reasonable particulars and supporting detail of the basis of such dispute in writing (the “Dispute Notice”), including Sellers’ Representatives’ position on the amounts in dispute and the reasons supporting Sellers’ Representatives’ position. In such event, Sellers’ Representatives and Buyer shall attempt, in good faith, to resolve their differences with respect thereto within thirty (30) days after the receipt by Buyer or Sellers’ Representatives’ Dispute Notice. Any component of the Closing Purchase Price Amount not identified by the Sellers’ Representatives as being in dispute in the Dispute Notice shall be conclusive and binding on the Sellers and the Buyer (absent fraud or manifest error).
d.Any disagreement over the Post-Closing Statement on the basis referred to in Section 2.7(c) not resolved by Buyer and Sellers’ Representatives within such thirty (30)-day period shall be submitted to the Independent Accountant, acting as an expert and not as an arbitrator, to determine such dispute, and such determination shall be final, binding and non-appealable by the parties hereto (absent fraud or manifest error); provided, that the foregoing shall not prohibit any party to this Agreement from bringing any Action seeking an injunction or specific performance (x) in connection with an actual or threatened breach by a party of the terms and conditions set forth in this Section 2.6 or (y) to enforce any final determination by the Independent Accountant, in each case, in any court or other tribunal of competent jurisdiction and otherwise in accordance with Section 9.13. The Independent Accountant shall only consider those items identified on the Dispute Notice that remain in dispute after the thirty (30) day negotiation period. The Independent Accountant shall allow Buyer and Sellers’ Representatives to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in Sellers’ Representatives’ Dispute Notice that remain in dispute). In resolving any dispute, the Independent Accountant shall apply the definitions and provisions of this Agreement concerning determination of the amounts set forth in the Post-Closing Statement and the decision of the Independent Accountant shall be solely based on whether (i) such item objected to was prepared in accordance with the guidelines set forth in this Agreement,

Exhibit 10.3
Execution Version
including the Applicable Accounting Principles, or (ii) the item objected to contains a computational error. The Independent Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement and based solely on the presentations and supporting materials provided by Buyer and Sellers’ Representatives in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Within five (5) calendar days of the appointment of the Independent Accountant, the Independent Accountant shall set a schedule for written submissions, which submissions shall be transmitted simultaneously to the Independent Accountant and Buyer or Sellers’ Representatives, as the case may be. The Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Sellers’ Representatives or less than the smallest value for such item claimed by Buyer or Sellers’ Representatives. Buyer and Sellers’ Representatives shall use commercially reasonable efforts to cause the Independent Accountant to complete its work and render its determination within twenty (20) calendar days after the submission of any dispute to the Independent Accountant. The fees and disbursements of the Independent Accountant shall be allocated between Buyer, on the one hand, and Sellers’ Representative based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.
d.Post-Closing Adjustment.
a.The Post-Closing Statement as agreed by Buyer and the Sellers’ Representatives or as determined by the Independent Accountant is referred to herein as the “Final Closing Statement” and (i) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (ii) the Debt set forth on such Final Closing Statement shall be deemed the final Debt, (iii) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses, (iv) the Cash set forth on such Final Closing Statement shall be deemed the final Cash, and (v) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”). On the fifth (5th) Business Day following the determination of the Final Closing Statement (the “Settlement Date”), the payments contemplated by Section 2.8(b) shall be made.
b.On the Settlement Date,

Exhibit 10.3
Execution Version
i.if the Final Purchase Price is greater than the Estimated Purchase Price (such difference, the “Surplus”), Buyer shall deposit, or cause to be deposited, with Sellers’ Representatives, by wire transfer of immediately available funds to the account specified by Sellers’ Representatives, an amount equal to such Surplus; and
ii.if the Final Purchase Price is less than the Estimated Purchase Price (such difference the “Deficiency”), then Buyer and Sellers’ Representatives shall cause the Escrow Agent to release an amount of cash equal to the Deficiency from the Escrow Amount to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer to Sellers’ Representatives and the Escrow Agent; provided, that to the extent that the Deficiency is greater than the Escrow Amount (such difference the “Remaining Amount”), then Sellers’ Representative shall also pay an amount of cash equal to the Remaining Amount concurrently with the foregoing release by the Escrow Agent by wire transfer of immediately available funds to an account designated in writing by Buyer to Sellers’ Representatives.
c.Subsequent to the adjustments being made in accordance with this Section 2.8, the parties will direct the Escrow Agent to release the residual balance of the Escrow Amount to the Sellers’ Representatives contemporaneously with the adjustments contemplated by this Section 2.8 in accordance with the Escrow Agreement.
e.Withholding.
Buyer (and any of its Affiliates and any applicable withholding agent) and the Company, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, in good faith, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted or withheld and paid to (or deposited with) the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such withholding payee in respect of which such deduction and withholding was made. Provided that the relevant Person has provided the Buyer or other applicable withholding agent a valid, executed IRS Form W-9 or W-8 reflecting that the relevant Person is not subject to backup withholding, prior to making any withholding, the Buyer shall (a) provide the relevant Person from which such withholding would be made with reasonable advance notice of its intent to withhold (taking into account the relevant facts and circumstances) and (b) cooperate in good faith with the relevant Person from which such withholding will be made to eliminate or mitigate any required withholding under applicable law.
A. Representations and warranties of seller

Exhibit 10.3
Execution Version
Except as set forth in the Disclosure Schedules, each Seller (severally but not jointly as to himself, herself or itself), represents and warrants to Buyer as follows:
a.Ownership of Shares
a.As of the date of this Agreement, such Seller is the owner of record and beneficial owner of all of the Shares and Series B Preferred Stock listed as owned by it in columns (B), (C), (D) and (E) of the Preliminary Allocation Schedule attached hereto, free and clear of all Encumbrances, and such Shares when taken together with all other Shares and Series B Preferred Stock listed in columns (B), (C), (D) and (E) of the Preliminary Allocation Schedule, constitute all of the outstanding Shares and Series B Preferred Stock of the Company as of the date of this Agreement. Except as contemplated by the Stockholders’ Agreement, no Seller has granted a currently effective power of attorney or proxy to any Person with respect to all or any portion of its Shares or Series B Preferred Stock.
b.As of the Closing Date, and after giving effect to the Pre-Closing Reorganization, such Seller will be the owner of record and beneficial owner of the Shares and Series B Preferred Stock set forth on the Final Allocation Schedule, free and clear of all Encumbrances and, upon the consummation of the purchase and sale of the Shares hereunder, Buyer will hold good and valid title to the Shares to be acquired by it pursuant to Section 2.1, free and clear of all Encumbrances other than any Encumbrances arising from any arrangements made by Buyer or its Affiliates.
c.The Pre-Closing Reorganization and the Final Allocation Schedule have been conducted and prepared in accordance with the relevant provisions of the organizational documents of the Company as in effect as of the date hereof. The capitalization of the Company after the completion of the Pre-Closing Reorganization and as set forth on the Final Allocation Schedule, will not entitle any Seller or Optionholder to more or less of the Purchase Price than such Person would have been entitled if the Estimated Purchase Price were allocated in accordance with the capitalization of the Company as of the date hereof and as set forth on the Preliminary Allocation Schedule.
b.Organization and Authority of Seller
a.Such Seller, if not a natural Person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.
b.Such Seller has all requisite power and authority (or, in the case of a Seller that is a natural Person, capacity) to enter into this Agreement, to carry out such Seller’s obligations

Exhibit 10.3
Execution Version
hereunder and to consummate the transaction contemplated hereby. The execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been (in the case of a Seller that is not a natural person) duly authorized by such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
c.Organization and Qualification of the Company
The Company and each of its Subsidiaries is:
a.a corporation or other entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all corporate power and capacity to carry on its business as now conducted and to own, lease and operate its assets and properties; and
b.duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, in each case in all material respects.
d.Capitalization
a.The authorized capital stock of the Company as of the date of this Agreement consists of (i) 6,000,000 shares of Series A Common Stock (ii) 24,000,000 shares of Series B Common Stock, (iii) 5,000,000 shares of Series A Preferred Stock, (iv) 2,000,000 shares of Series B Preferred Stock, and (v) 1,000,000 shares of Series C Preferred Stock. All of the Shares and Series B Preferred Stock outstanding as of the date of this Agreement have been duly authorized, are validly issued, fully paid and non-assessable, and all of the Shares and Series B Preferred Stock issued following the date of this Agreement in connection with the Pre-Closing Reorganization will be duly authorized, validly issued, fully paid and non-assessable. None of the Shares or Series B Preferred Stock outstanding as of the date of this Agreement or as of Closing are or will be subject to, nor issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right. All of the Shares and Series B Preferred

Exhibit 10.3
Execution Version
Stock have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws.
b.Except as set forth in Section 3.4(b) of the Disclosure Schedules, or for any shares of Common Stock issued to Sellers in accordance with the Pre-Closing Reorganization, there are no outstanding or authorized Equity Securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except for the Stockholders’ Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting, redemption, repurchase or transfer of any of the Shares or Series B Preferred Stock. None of the Shares, Series B Preferred Stock or Options of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
c.Section 3.4(c) of the Disclosure Schedules sets forth a complete and accurate list of outstanding Options and, for each Option, provides the following information: (i) the name of the holder; (ii) type of award; (iii) grant date; (iv) number of shares of capital stock of the Company subject to such award; (v) vesting schedule (including any acceleration provisions) and (vi) the exercise price and expiration date (if applicable).
e.Subsidiaries
a.A true and complete list of all Subsidiaries of the Company is set out in Section 3.5 of the Disclosure Schedules, and the following information with respect to each Subsidiary is set forth therein: (A) its name; (B) the number, type and percentage of each class of outstanding shares or other interests owned directly or indirectly by the Company; and (C) its governing jurisdiction.
b.Other than the Subsidiaries set out in Section 3.5 of the Disclosure Schedules, the Company has no direct or indirect Subsidiaries nor does it own any direct or indirect Equity Securities of any kind in any Person.

Exhibit 10.3
Execution Version
c.The Company, directly or indirectly, owns all of the issued and outstanding shares and other interests of each of its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances) and all of the issued and outstanding shares or interests directly or indirectly owned by the Company have been duly authorized and validly issued and are fully paid and non-assessable shares or interests, and no such shares or interests have been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right.
d.There are no Contracts, arrangements or restrictions that require the Company’s Subsidiaries to issue, sell or deliver any shares or other interests of such Subsidiaries, or any securities convertible into or exchangeable for, any shares or other interests of such Subsidiaries.
f.No Conflicts; Consents
a.The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its Subsidiaries (assuming the expiration or termination of the applicable waiting period under the HSR Act); or (c) except as set forth in Section 3.6 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict in any material respect with, result in a material violation or material breach of, constitute a material default under (whether after the giving of notice, lapse of time or both), result in the termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or its Subsidiaries under, any Contract, except as would not be material to the Company and its Subsidiaries taken as a whole, or result in the creation of any Encumbrance on any property, asset or right of the Seller or the Company or any of its Subsidiaries. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the

Exhibit 10.3
Execution Version
transactions contemplated hereby, except for (i) filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
b.The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) if such Seller is not a natural Person, result in a violation or breach of any provision of the organizational documents of such Seller; (b) result in a violation or breach of any Law or Governmental Order applicable to such Seller (assuming the expiration or termination of any applicable waiting period under the HSR Act); or (c) require the consent, notice or other action by any Person under, conflict in any material respect with, result in a material violation or breach of, constitute a material default under or result in the acceleration of any Contract to which such Seller is a party or by which such Seller may be bound. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
g.Financial Statements
a.True, correct and complete copies of the Audited Financial Statements and Unaudited Financial Statements are attached as Section 3.7(a) of the Disclosure Schedules. The Audited Financial Statements and Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and fairly present, in all material respects, the financial position of the Company and the results of its operations as of the dates and throughout the periods indicated, in all material respects, subject, in the case of the Unaudited Financial Statements, to (i) normal and recurring year-end adjustments that will not, individually or in the aggregate, be material, (ii) non-GAAP measures included therein, including BBEBITDA and Adjusted EBITDA, and (iii) the classification of certain assets and liabilities as current or long-term other than in accordance with GAAP.
b.The accounts receivable reflected on the Balance Sheet and all accounts receivable arising after the Balance Sheet Date are bona fide and arose from the provision of services in the ordinary course of business and collectible in the

Exhibit 10.3
Execution Version
ordinary course of business, subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company. There is no material contest, claim or right to set-off, other than returns and claims in the ordinary course of business consistent with past practice, under any agreement with any obligor of such accounts receivable relating to the amount or validity of such account receivable, and, to the Sellers’ Knowledge, no bankruptcy, insolvency or similar Actions have been commenced by or against any such obligor.
c.The Company maintains books and records in accordance with GAAP, which are complete in all material respects, and internal accounting controls that are designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization and (iv) the reporting of their assets is compared with existing assets at regular intervals. The Audited Financial Statements and Unaudited Financial Statements were derived from such books and records.
d.In the three (3) fiscal years completed prior to the fiscal year in which the Closing occurs and through the Balance Sheet Date, there has not been (x) any material deficiency the Company’s internal accounting controls, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of the financial statements or the internal accounting controls used by the Company, or (z) any claim or allegation regarding any of the foregoing.
e.Neither the Company nor any of its Subsidiaries has any outstanding and unforgiven loans that were granted pursuant to the CARES Act or similar laws (including pursuant to the Paycheck Protection Program). All information submitted by the Company or its Subsidiaries to any Governmental Authority in connection with the provision of any federal, state and local COVID-19 related relief was true and correct at the time of submission, including any and all certifications made by the Company or such Subsidiary on any application form submitted in connection therewith. The Company or its applicable Subsidiary has submitted all attestation documentation required with respect to receipt and retention of any such relief, and has complied with all applicable Laws and guidance promulgated with respect to such relief.

Exhibit 10.3
Execution Version
h.Absence of Undisclosed Liabilities
Neither the Company nor or any of its Subsidiaries has any liabilities, obligations or commitments of any type or nature, whether accrued, absolute, contingent or otherwise required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.
a.Absence of Certain Changes, Events and Conditions
Except as set forth in Section 3.9 of the Disclosure Schedules, from the Balance Sheet Date and through the date of this Agreement, except for pursuing the transactions contemplated by this Agreement, the Company has operated its business in the ordinary course of business in all material respects consistent with past practice. Since the Balance Sheet Date, except as set forth in Section 3.9 of the Disclosure Schedules, the Company has not (a) suffered any change in its business, results of operations or condition (financial or otherwise) which changes, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (b) taken any action that, if taken during the period from the date hereof through the Closing, would require Buyer’s consent under Section 5.1.
a.Material Contracts
a.Except as set forth on each of the respective subsections of Section 3.10(a) of the Disclosure Schedules, none of the Company nor any of its Subsidiaries is party to or bound by any of the following (each, a “Material Contract” and, collectively, the “Material Contracts”):
i.Contracts relating to the borrowing of money or otherwise to the incurring of indebtedness or the mortgaging, pledging or otherwise placing of an Encumbrance on any material asset or portion of the material assets of the Company or its Subsidiaries, providing any other guaranty or any surety, letter of credit or similar obligation;
ii.Contracts for the purchase of materials, supplies or services which requires payment of more than two hundred and fifty thousand dollars ($250,000), in the case of any single Contract or, in the case of multiple Contracts with one counterparty, in excess of five hundred thousand dollars ($500,000) in the aggregate (in each case other than purchase orders entered into in the ordinary course of business);
iii.Contracts of the Business requiring provision by the Company or any of its Subsidiaries to any Person of goods or services or payments having a fair market value in excess of two hundred and fifty thousand dollars ($250,000) per year;

i.Contracts that relate to the acquisition or disposition of any business or a material amount of shares or assets of any other Person consummated in the last four (4) years or that has not yet been consummated

Exhibit 10.3
Execution Version
or relates to any business acquisition or that provides for additional payments, incentives or earnouts by the Company or any of its Subsidiaries and is still in effect;
ii.Contracts which are contingent upon, or accelerated or amended by, a change of control of the Company;
iii.Contract for the purchase or sale of any equipment or fixed or capital assets having a fair market value in excess of two hundred and fifty thousand dollars ($250,000);
iv.any partnership, joint venture or similar arrangement;
v.Contracts relating to any interest rate, foreign exchange, derivatives or hedging transaction;
vi.license of any Intellectual Property or Proprietary Product to or from the Company or any of its Subsidiaries (other than the license to the Company or any of its Subsidiaries of standard, generally commercially available, “off-the-shelf” third-party products);
vii.Contracts to make any gift of any of its property;
viii.Contracts, option, right of first refusal, or any other right of another Person binding upon or which at any time in the future may become binding upon the Company or any of its Subsidiaries to sell, transfer, assign, pledge, hypothecate, charge, mortgage or in any other way dispose of or encumber any of its material assets;
ix.Contracts (including any non-compete, exclusivity or other Contract) that limits or prohibits the Company or any of its Subsidiaries from freely engaging in the Business anywhere in the world or from soliciting the business or employees of any Person (other than non-solicitation covenants in non-disclosure or confidentiality agreements entered into in the ordinary course of business), or that grants any Person “most favored nation” status or any type of special discount rights;
x.Contracts with Governmental Authorities (other than customer Contracts with Governmental Authorities requiring payments to the Company or its Subsidiaries of less than one hundred thousand dollars ($100,000) per annum);
xi.Affiliate Agreements;
xii.Contract relating to settlement of any administrative or judicial proceedings or any other dispute relating

Exhibit 10.3
Execution Version
to the operation of the Business within the past three (3) years;
xiii.Contracts with any labor union, works council or similar labor organization; and
xiv.Contracts for the employment or consulting services of any individual on a full-time, part-time, consulting or other basis providing for compensation in excess of one hundred and seventy-five thousand dollars ($175,000) on an annual basis or providing severance benefits.
b.The Company is not and has not been alleged in writing to be, and to Sellers’ Knowledge, no other party is, in breach of or default under, in any material respect, any Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by the Company or any of its Subsidiaries, or to Sellers’ Knowledge, by any other party thereto. Each of the Material Contracts is a valid and binding obligation of the Company, is in full force and effect and is enforceable against the Company and, to Sellers’ Knowledge, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Sellers have delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto. Except as disclosed in Section 3.10(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Material Contracts due to interruptions cause by COVID-19 or (ii) to modify any existing contractual relationships due to COVID-19.
b.Title to Assets; Real Property
a.The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets used in the operation of the Business, including those reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than inventory sold or otherwise disposed of in the ordinary course of business since such date. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. All such properties and assets (including leasehold interests) are free and clear of

Exhibit 10.3
Execution Version
Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
i.those items set forth in Section 3.11(a) of the Disclosure Schedules;
ii.liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and, with respect to any such liens being contested in good faith, for which adequate reserves have been established in the books and records of the Company and its Subsidiaries;
iii.mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business that are not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Subsidiary, and, with respect to any such liens being contested in good faith, for which adequate reserves have been established in the books and records of the Company and its Subsidiaries;
iv.easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are imposed by Governmental Authorities, other than those which materially and adversely impact the present use of such real property by, or the prevent the operation of the business of, the Company and its Subsidiaries;
v.other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or
vi.other imperfections of title or Encumbrances of public record, if any, that do not materially impair the value of or continued use and operation of the properties or assets.
b.Section 3.11(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Each of the Company and its Subsidiaries has good and marketable leasehold title to all such leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of such leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without

Exhibit 10.3
Execution Version
payment of compensation therefore, nor, to the knowledge of the Sellers, has any such condemnation, expropriation or taking been proposed.
c.Each Lease is in full force and effect and there is no material default under any Lease either by the Company or its Subsidiaries, or to Sellers’ Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by the Company or any of its Subsidiaries, or to Sellers’ Knowledge, by any other party thereto.
i.Except as set forth in Section 3.11(d) of the Disclosure Schedules, there are no subleases, licenses, concessions or other written agreements granting to any party the right of use or occupancy of any portion of the Real Property or any right of first refusal, options to purchase or other similar rights to purchase any Real Property or any portion thereof or interest therein.
i.None of the Company nor any of its Subsidiaries own, nor have they ever owned, any Real Property.
i.Intellectual Property
i.Schedule 3.12(a) sets forth a list of the following Intellectual Property, both United States and foreign, that is owned by the Company or its Subsidiaries, along with (1) the record owner of each such item of Intellectual Property, (2) the jurisdiction in which each such item of Intellectual Property has been registered or filed, and (3) the applicable registration, application or serial number or similar identifier: (i) all patents and pending patent applications; (ii) all trademark registrations, Internet domain name registrations and social media identifiers, and pending trademark applications; and (iii) all copyright registrations. For purposes of this Agreement, the term “Company Registered Intellectual Property” shall mean the items described in clauses (i), (ii) and (iii) above, collectively. In addition, Schedule 3.12(a) sets out a list of all material copyright works of proprietary software or software code and related documentation, invention disclosure statements, and trademarks and service marks which are not the subject of a pending application or registration, in each instance, constituting Company Intellectual Property owned by the Company or its Subsidiaries.
ii.The Company Intellectual Property, including the Intellectual Property set out in Schedule 3.12(a) and Material Contracts relating to the license to the Company and its Subsidiaries of Intellectual Property set out in Schedule 3.10(a)(ix) are the only Intellectual Property assets necessary for and material to enable the Company

Exhibit 10.3
Execution Version
and its Subsidiaries to own and operate the Business as currently conducted, provided, however, that the foregoing representation and warranty in this Section 3.12(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed in Section 3.12(f)).
iii.The proprietary software owned by the Company and its Subsidiaries of the Proprietary Products, together with third party software set out in Schedule 3.10(a)(ix) incorporated in or used by the Company and its Subsidiaries with the Proprietary Products, including development tools and utilities, constitute all material software necessary for the maintenance, modification, development and enhancement of the software of the Proprietary Products in connection with the operation of the Business as conducted at Closing.
iv.Except as set forth on Schedule 3.12(d), each item of the Company Intellectual Property owned by the Company or its Subsidiaries is owned solely the Company and/or its Subsidiaries. The Company Registered Intellectual Property is in all material respects subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All material maintenance and renewal fees due for payment prior to the Closing Date have been paid to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property.
v.Subject to Section 3.12(f), the Company or its Subsidiaries own, or have valid rights to use, all of the Intellectual Property necessary to conduct the Business as currently conducted.
vi.Except as set out in Schedule 3.12(f), to Sellers’ Knowledge, (i) the Company Intellectual Property and the operation of the Business as conducted in the past three (3)-years and as currently conducted has not and does not infringe upon, misappropriate or otherwise violate in any material respect any Intellectual Property of any Person, and (ii) no Person is misappropriating, infringing, or violating any material Company Intellectual Property owned by the Company or its Subsidiaries or licensed exclusively to the Company or its Subsidiaries in any material respect.
vii.There no Actions pending or, to Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries: (i) challenging the use, ownership, validity, enforceability or registrability (excluding official Actions issued by an

Exhibit 10.3
Execution Version
intellectual property office in prosecution of any pending application) of any Company Intellectual Property owned by the Company or its Subsidiaries or, to Sellers’ Knowledge, licensed to the Company or its Subsidiaries pursuant to a Material Contract relating to Intellectual Property set out in Schedule 3.10(a)(ix) or (ii) alleging that the Company Intellectual Property owned by the Company or its Subsidiaries or, to Sellers’ Knowledge, licensed to the Company or its Subsidiaries pursuant to a Material Contract relating to Intellectual Property set out in Schedule 3.10(a)(ix) or the conduct of the Business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of the Intellectual Property of any Person.
viii.None of the Companies nor any of its Subsidiaries is a party to any settlement, covenant not to sue, consent, decree, stipulation or judgment which (A) permits third Persons to use any of the Company Intellectual Property, (B) restricts the Company’s or any of its Subsidiary’s rights to use any Company Intellectual Property or (C) requires any future payment by any of the Company or any of its Subsidiaries to any Person in connection with the use or enforcement of any Company Intellectual Property.
ix.Each item of Company Intellectual Property owned by the Company or its Subsidiaries or, to Sellers’ Knowledge, licensed to the Company or its Subsidiaries pursuant to a Material Contract relating to Intellectual Property set out in Schedule 3.10(a)(ix), is free and clear of all Encumbrances (other than Permitted Encumbrances).
x.Each current employee of the Company and its Subsidiaries has executed agreements which include provisions regarding, or is otherwise subject to confidentiality and nondisclosure undertakings relating to the disclosure of confidential information and trade secrets constituting Company Intellectual Property owned by the Company or its Subsidiaries. Other than under a confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, to Sellers’ Knowledge, there has been no disclosure by the Company or any of its Subsidiaries to any third Person of material confidential information or trade secrets of the Company or its Subsidiaries related to any Proprietary Product, nor has there been any unauthorized disclosure by the Company or any of its Subsidiaries to any third Person of material confidential information of any other Person to whom any of the Company or any of its Subsidiaries has a confidentiality obligation under a Contract. All current employees of the Company and its Subsidiaries who have designed, written, tested or worked on any software or

Exhibit 10.3
Execution Version
software code constituting any material Company Intellectual Property have executed a written assignment, transfer, proprietary information and inventions agreement or similar contract in favor of the Company or its Subsidiaries, and have validly assigned to the Company or its Subsidiaries in writing all of their right, title and interest in and to the portions of such material Company Intellectual Property developed by them in the course of their work for the Company and its Subsidiaries.
xi.Schedule 3.12(k) sets forth a list of each Contract entered into by the Company or any of its Subsidiaries to grant to a third party access or a license to any source code for computer software owned by the Company or its Subsidiaries and incorporated in a Proprietary Product, including any escrow arrangement for the storage and conditional release of any of such source code. Except as set forth in Schedule 3.12(k), no source code for such software is subject to a source code escrow and the source code has been disclosed by the Company or its Subsidiaries to any third party except to a third party service provider hosting a software repository for use by the Company or its Subsidiaries or in the form of source code escrow deposit materials provided to a customer of the Business.
xii.The source code for all Proprietary Products that includes software incorporates or includes comments or other documentation that would assist a programmer of commercially reasonable competence in supporting, maintaining and enhancing the Proprietary Products.
xiii.Schedule 3.12(m) sets forth a list of (i) each item of Open Source Code that is contained in or provided by the Company or its Subsidiaries with any Proprietary Product distributed by the Company or its Subsidiaries to a third party and (ii) the Proprietary Product to which each such item of Open Source Code relates. None of the Proprietary Products distributed by the Company or its Subsidiaries to a third party is subject to any Open Source Code license which requires the license of such Proprietary Products or any portion thereof (other than the Open Source Code) for the purpose of making modifications or derivative works, require the distribution of such Proprietary Products or any portion thereof (other than the Open Source Code) without charge, require or condition the disclosure, licensing or distribution of any source code or any portion of any Proprietary Product (other than the Open Source Code) or otherwise impose a material limitation, restriction or condition on the right of the Company or its Subsidiaries to distribute a Proprietary Product or any portion thereof (other than the Open Source Code) or require the public

Exhibit 10.3
Execution Version
disclosure of source code for any Proprietary Product or any portion thereof (other than the Open Source Code).
xiv.The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain confidential information and trade secrets for material Company Intellectual Property that are considered to be trade secrets or confidential information.

i.Information Technology, Data Privacy and Cybersecurity
i.The Company and its Subsidiaries take commercially reasonable steps and implement commercially reasonable safeguards to ensure that the IT Systems are substantially free from Harmful Code.
ii.The IT Systems are in good working condition and are sufficient for the needs of the Business, including as to data processing, data transport, data storage, capacity and scalability.
iii.In the three (3)-year period prior to the date of this Agreement, there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the Business. In the three (3)-year period prior to the date of this Agreement, neither the Company nor its Subsidiaries has experienced a Security Incident, no Person has gained unauthorized access to any of the IT Systems, and neither the Company nor its Subsidiaries is aware of any facts suggesting the likelihood of the foregoing. No circumstance has arisen in which Privacy Laws would require the Company or its Subsidiaries to notify a person or Governmental Authority of a Security Incident.
iv.The Company and its Subsidiaries take commercially reasonable steps to provide for the back-up of data and information critical to the conduct of the Business to avoid disruption to, or interruption in, the conduct of the Business.
v.The Company and its Subsidiaries, and their respective officers, employees, and any processors acting on their behalf are in compliance and have complied with all applicable Privacy Laws.
vi.The Company and its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply with Privacy Laws in all material respects. All Personal Information collected, processed, transferred, disclosed, shared, stored, protected and used by the Company and its Subsidiaries is protected by commercially reasonable security safeguards (which are commensurate to its level of sensitivity) and has at all times

Exhibit 10.3
Execution Version
been collected, processed, transferred, disclosed, shared, stored, protected and used in compliance with Privacy Laws.
vii.The Company and its Subsidiaries have implemented technical, physical, and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws to ensure the integrity and security of such Personal Information and all Company data and to prevent any material destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto in compliance with Privacy Laws.
viii.The Company and its Subsidiaries have not been and are not currently: (1) under audit or investigation by any authority, including regarding collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (2) subject to any third party notification, claim, demand, audit or action in relation to Personal Information, including a notification, a claim, a demand, or an action alleging that the Company or its Subsidiaries have collected, processed, transferred, disclosed, shared, stored or used Personal Information in violation of applicable Privacy Laws.
ix.The performance of this Agreement will not violate (a) any Privacy Laws, or (b) any other privacy or data security requirements or obligations imposed under any Material Contract. Upon execution of this Agreement, the Company and its Subsidiaries shall continue to have the right to use and process any Personal Information collected, processed or used by the Company or its Subsidiaries before the signature date of this Agreement in the ordinary course of business.
x.The Company and its Subsidiaries own or have a license, lease, service agreement or other contractual arrangement in place to use all of the IT Systems in the operation of the Business.
xi.The Company and its Subsidiaries own or have a license, lease, service agreement or other contractual arrangement in place to use all of the IT Systems in the operation of the Business as currently conducted.
ii. Insurance
Section 3.14 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies maintained by the Company and its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. The Company has not received notice of the proposed termination of, or material premium increases with respect to such Insurance Policies. There are no pending material claims under the

Exhibit 10.3
Execution Version
Insurance Policies by the Company or its Subsidiaries as to which the insurers have denied liability.
i.Legal Proceedings; Governmental Orders
i.Except as set forth in Section 3.15(a) of the Disclosure Schedules, as of the date of this Agreement, there are no, and in the last three (3) years there have been no, Actions pending or, to Sellers’ Knowledge, threatened against or by the Company or any of its Subsidiaries affecting any of their respective properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or any of its Subsidiaries).
ii.There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets which would be material to the Company or its Subsidiaries taken as a whole.
iii.There is no Action pending or, to the Knowledge of the Sellers, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
iv.There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
ii.Compliance With Laws; Permits
i.The Company and its Subsidiaries are in compliance in all material respects with all Laws applicable to it or its business, properties or assets. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past three (3) years, nor is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.
ii.All Permits required for the Company and its Subsidiaries to conduct the Business have been obtained by it and are valid and in full force and effect. Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to Sellers’ Knowledge, threatened. The transactions contemplated hereby will not cause the Company and its Subsidiaries to cease have the use and benefit of all Permits immediately following Closing. No Permit is held in the name of any employee, officer,

Exhibit 10.3
Execution Version
director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.
iii.Environmental Matters
The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There are no Actions pending or, to Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries relating to any Environmental Law. None of the Company nor any of its Subsidiaries is a party to or bound by any order, consent order, or other agreement or commitment between the Company or any of its Subsidiaries and any Governmental Authority which imposes any material liability under any Environmental Law.
i.Employee Benefit Matters
i.Section 3.18(a) of the Disclosure Schedules contains a list of each “employee benefit plan” (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)) and each other benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, equity-based compensation, change in control, severance, transaction bonus, retention, vacation, paid time off, retiree health and welfare, welfare and fringe-benefit agreement, arrangement, plan, policy or program, whether or not reduced to writing, in effect and covering one or more current or former employees of the Company or any of its Subsidiaries, current or former directors of the Company or any of its Subsidiaries, current or former individual service providers of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such Persons, (i) that is maintained, administered, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries, or (ii) under which the Company or any of its Subsidiaries has any liability (each, a “Benefit Plan”). Section 3.18(a) of the Disclosure Schedules identifies separately each Benefit Plan that is either maintained outside of the United States or that is subject to the Laws of a jurisdiction other than the United States or a political subdivision thereof (each, an “International Plan”). Sellers have made available to Buyer each of the following to the extent applicable: (A) a copy of each such Benefit Plan (or, if such plan is not reduced to writing, a summary of the terms of such Benefit Plan); (B) each summary plan description and summary of material modifications; (C) the two most recently filed Internal Revenue Service (“IRS”) Forms 5500; (D) the most recently received IRS determination letter for each such Benefit Plan; (E) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan; and (F) if such Benefit Plan is an International Plan, documents that are substantially

Exhibit 10.3
Execution Version
comparable to the documents required to be provided in clauses (A) through (E).
ii.Each Benefit Plan and related trust complies in all material respects with its terms and with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. With respect to any Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company or any of its Subsidiaries to a lien under Section 430(k) of the Code.
iii.Neither the Company nor any of its ERISA Affiliates has, nor has had in the past six (6) years, any actual or potential liability with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or (iv) any “multiple employer plan” (within the meaning of Section 413 of the Code). Neither Sellers nor the Company: (A) has withdrawn from any pension plan with respect to which there remains any liability to the Company; or (B) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.
iv.Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance or welfare benefits following retirement or other termination of employment (other than death benefits when termination occurs upon death).
v.No Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority. There are no actions, suits, claims, investigations or other legal proceedings (other than

Exhibit 10.3
Execution Version
routine claims for benefits) pending or, to Sellers’ Knowledge, threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.
vi.Except for the Stock Option Plan or as otherwise set out in Section 3.18 of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any employee, director, consultant or other individual service provider of the Company or its Subsidiaries of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director, consultant or other individual service provider of the Company or its Subsidiaries; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement (either alone or in conjunction with any other event).
vii.Except as otherwise set forth in Section 3.18(g) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated (either alone or in conjunction with any other event) hereby will result in “parachute payments” within the meaning of Section 280G(b) of the Code.
ii.Employment Matters
i.Section 3.19(a) of the Disclosure Schedules sets forth for each employee of the Company and its Subsidiaries on the date of this Agreement, such employee’s (i) name; (ii) annual base salary or hourly wage rate, as applicable; (iii) annual target bonus percentage; (iv) title; (v) employer; (vi) primary work location; (vii) whether exempt from the Fair Labor Standards Act; and (viii) whether active or on leave (and, if on leave, the nature of the leave and the expected return date). Section 3.19(a) of the Disclosure Schedules separately sets forth, for each individual independent contractor that has received compensation from the Company or its Subsidiaries of more than $150,000 in the last twelve (12) months, such individual’s name, entity that engages such individual’s services, start date, duties and rate of compensation.
ii.Except as set forth in 3.19(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Since January 1, 2019, there has not been, nor,

Exhibit 10.3
Execution Version
to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to consummate any of the transactions contemplated hereby.
iii.Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to Seller’s Knowledge, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

i.The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. There are no material Actions against the Company or any of its Subsidiaries pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
ii.Except as disclosed in Section 3.19(e) of the Disclosure Schedules, no current employee or officer of the Company or any of its Subsidiaries earning annual compensation in excess of one hundred and fifty thousand dollars ($150,000) has given notice of his or her intention to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.
iii.Since January 1, 2017, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass

Exhibit 10.3
Execution Version
layoff” (each as defined under WARN) or similar reduction in force in other jurisdictions affecting any employee or any facility or employment site of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.
iv.Except as set forth in Section 3.19(g) of the Disclosure Schedules, since January 1, 2020, neither the Company nor any of its Subsidiaries has, as a result of COVID-19 (i) implemented any workforce reductions, terminations, furloughs or material changes to compensation or benefits, or (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measures, or claimed any tax credits or deferred any Taxes thereunder, or (iii) experienced any material employment-related liability.
v.Neither the Company nor any of its Subsidiaries has received any written complaints (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) regarding the Company’s or any of its Subsidiaries’ reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19 or (iii) alleging the Company or any of its Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.
vi.Except as set forth in Section 3.19(i) of the Disclosure Schedules, since January 1, 2018, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective current or former directors, officers or employees or other individual service providers, (ii) to the Sellers’ Knowledge, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees or other individual service providers described in clause (i) hereof.
iii.Taxes
i.Except as set forth in Section 3.20 of the Disclosure Schedules:

Exhibit 10.3
Execution Version
1.the Company and each of its Subsidiaries have timely filed (taking into account any valid extensions) all income and other Tax Returns required to be filed by them and such Tax returns are true, complete and correct in all material respects;
2.neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return;
3.all income and other Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full;
4.there are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any assets of, or equity interests in, the Company or any of its Subsidiaries;
5.neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency and no request for any such extension or waiver is currently pending;
6.all deficiencies asserted or assessments made or proposed against the Company or any of its Subsidiaries with respect to Taxes have been timely paid in full;
7.the Shares and Series B Preferred Stock are not, and have not been at any time during the applicable period specified in Section 897(c)(1)(A)(II)) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code;
8.there are no ongoing audits, Actions by any Governmental Authority in respect of any Tax or Tax Return against, or to Sellers’ Knowledge threatened against, the Company or any of its Subsidiaries;
9.no written claim has been made by an authority in a jurisdiction where the Company or its Subsidiaries do not file Tax returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction, and to the Sellers’ Knowledge there is no basis for any such claim to be sustained;
10.neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by (nor has any obligation under) any Tax sharing, Tax indemnity, Tax receivable, Tax allocation or similar

Exhibit 10.3
Execution Version
contractual obligation (except, in each case, any customary agreement with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business the principal purpose of which is not the sharing of Taxes);
11.the Company and its Subsidiaries have deducted, withheld and paid all material Taxes required to have been deducted, withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and its Subsidiaries have complied in all material respects with (x) any applicable information reporting and recordkeeping requirements under applicable Law (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions) and (y) all applicable Laws relating to transfer pricing rules and regulations, including all documentation requirements;
12.the Company is not and has never been a party to a reportable transaction as defined in Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Section 6662 of the Code;
13.no unpaid Taxes of the Company and its Subsidiaries have been incurred since the Balance Sheet Date other than in the ordinary course of business consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results;
14.the Company and its Subsidiaries have not obtained a binding advance ruling from, or accomplished a mutual understanding with, the Tax authorities which may affect the Tax position of the Company and its Subsidiaries following the Closing Date;
15.neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or aggregate group (including pursuant to Sections 1502 or 1504 of the Code or any analogous state, local or foreign Law) or filed any Tax Return as a member of such group (other than of which the common parent was the Company);
16.in the past five years, neither the Company nor any of its Subsidiaries has distributed stock of another

Exhibit 10.3
Execution Version
Person, or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 of the Code;
17.no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Authority with or in respect of the Company or any of its Subsidiaries;
18.neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (vi) investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing; (vii) gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (viii) “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 or 951A of the Code (or any corresponding or similar provision of law) of the Company attributable to a Pre-Closing Tax Period; or (ix) any election made pursuant to Section 965(h) of the Code;
19.Section 3.20(xix) of the Disclosure Schedule lists the federal and state income tax classification of the Company and each of its Subsidiaries and such classification has not changed since the formation of each such entity;
20.neither the Company nor any of its Subsidiaries (i) is a party to any “closing agreement” described in

Exhibit 10.3
Execution Version
Section 7121 of the Code (or any comparable provision of state, local or foreign Law), gain recognition agreement, offer in compromise or any other agreement with any Governmental Authority in respect of Taxes, (ii) has requested or received any Tax ruling or (iii) has any liability for the Taxes of any Person (including any predecessors) (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by Contract; and
21.the Company and its Subsidiaries have complied with all requirements for, and retained all information, forms and filings required to substantiate, any benefits or other relief claimed under any COVID-19 Measures. Neither the Company nor any of its Subsidiaries has (i) made any claim for tax credits in respect of the same wages pursuant to different COVID-19 Measures or (ii) applied for or received any loan or other funds pursuant to any COVID-19 Measures other than any such loan that has been forgiven in full.
iv.Suppliers and Customers
Except as provided on Schedule 3.21, since the Balance Sheet Date there has been no written termination or written cancellation of, or material adverse modification or change in, the business relationship of the Company or its Subsidiaries with respect to any of the Material Customers or any Material Suppliers. None of the Company nor any of its Subsidiaries has received written notice that its commercial relationship with any of the Material Customers or Material Suppliers will not continue after the Closing in substantially the same manner as before the date of this Agreement, and no Material Customers or any Material Suppliers has expressed in writing any desire to modify or change in a manner that would be materially adverse to the Company or its Subsidiaries any existing agreement with the Company or its Subsidiaries.
i.Affiliate Agreements
Section 3.22 of the Disclosure Schedules sets forth all Contracts as of the date hereof between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any Seller or any Related Party of any Seller (other than the Company or any of its Subsidiaries), on the other hand (except for agreements regarding ordinary course compensation and benefits and employment agreements entered into in the ordinary course of business). Any Contracts required to be identified in Section 3.22 of the Disclosure Schedules and any Contract in effect on the Closing Date that would have been required to be so identified if in effect on the date hereof, are referred to for purposes of this Agreement as “Affiliate Agreements”. No Related Party of a Seller or the Company or any of its Subsidiaries owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business, except for the passive ownership of not more than five percent (5%) of any class of securities of an entity that are listed on a recognized securities exchange in the United States or Canada.
i.Anti-Bribery Matters

Exhibit 10.3
Execution Version
Since January 1, 2017, none of the Company nor any of its Subsidiaries or any of their respective current or former officers, directors, agents, or employees has, directly or indirectly taken any action which would cause it to be in violation of any anti-corruption or anti-bribery Law applicable to the Company or its Subsidiaries (in each case, as in effect at the time of such action) (collectively, the “Anti-Bribery Laws”) or, in violation of such Anti-Bribery Laws (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, (c) made, offered, solicited, accepted or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, or (d) engaged in any business with any Person with whom, or in any country in which, a U.S. Person is prohibited from so engaging under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Since January 1, 2017, none of the Company nor any of its Subsidiaries been under formal or informal investigation by a Governmental Authority, or received any communication from any Governmental Authority or from any third Person that alleges that the Company or any of its officers, directors, agents, or employees is in violation of any Anti-Bribery Laws, and no such potential or actual violation or liability has been discovered or alleged.
i.Brokers
Except for William Blair & Company, L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or the Company or any of its Subsidiaries. The fees of William Blair & Company, L.L.C. incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall be Transaction Expenses to the extent unpaid at Closing.
i.No Other Representations and Warranties
Except for the representations and warranties contained in this Article 3 (including the related portions of the Disclosure Schedules), none of Seller, the Company or any of its Subsidiaries or has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company or any of its Subsidiaries, with respect to the Business in connection with the transactions contemplated hereby.
a. Representations and warranties of buyer
Except as set forth in the Buyer Disclosure Schedules, Buyer represents and warrants to Sellers as follows:
i.Organization and Authority of Buyer
Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers’ and Sellers’ Representatives) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
i.No Conflicts; Consents

Exhibit 10.3
Execution Version
Except as set forth in Section 4.2 of the Buyer Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer (assuming the expiration or termination of the applicable waiting period under the HSR Act); or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.
i.Buyer Capitalization
As of the date of this Agreement, the authorized share capital of the Buyer is set forth in Section 4.3 of the Buyer Disclosure Schedules (“Buyer Securities”). The Buyer Securities set forth in Section 4.3 of the Buyer Disclosure Schedules represent all of the issued and outstanding capital stock of the Buyer as of the date of this Agreement. All issued and outstanding Buyer Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in the organizational documents of the Buyer; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law.
i.Buyer Stock
Assuming the accuracy of the Accredited Investor Questionnaires, the shares of Buyer Common Stock to be issued in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions set forth herein, under the organizational documents of the Buyer, or under the Securities Act and any other applicable Law.
i.Investment Purpose
Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
i.SEC Filings; NYSE Requirements
Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the

Exhibit 10.3
Execution Version
SEC since April 28, 2021 (the “SEC Documents”). True, correct, and complete copies of all the SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of the New York Stock Exchange.
i.Brokers
Except as set forth in Section 4.7 of the Buyer Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
i.Sufficiency of Funds
As of the Closing Date, Buyer will have access to sufficient funds necessary to consummate the transactions contemplated hereby.

i.No Impediment
There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and there is no transaction pending or under consideration by Buyer or any Affiliate of Buyer that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, materially delaying or making illegal any of the transactions contemplated by this Agreement.
i.Independent Investigation
Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, the Company and its Subsidiaries for such purpose. Buyer acknowledges and agrees that none of Sellers, the Company or any of its Subsidiaries or any other Person has made any representation or warranty as to Sellers, the Company or any of its Subsidiaries or this Agreement, except as expressly set forth in Article 3 of this Agreement (including the related portions of the Disclosure Schedules). Notwithstanding the foregoing, nothing in this Agreement shall limit Buyer’s rights or remedies in respect of fraud.
i.No Other Representations and Warranties
Except for the representations and warranties contained in this Article 4 (including the related portions of the Buyer Disclosure Schedules), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.
a. Covenants
i.Conduct of Business Prior to the Closing
i.From the date hereof until the Closing, except as (a) otherwise contemplated by this Agreement, (b) required by Law, or (c) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or

Exhibit 10.3
Execution Version
delayed), Sellers shall, and shall cause the Company and its Subsidiaries to: (i) conduct the business of the Company and its Subsidiaries in the ordinary course of business; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries.
ii.Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (a) as otherwise contemplated by this Agreement, (b) required by Law, (c) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (d) as set forth in Section 5.1 of the Disclosure Schedules, Sellers shall not cause or permit the Company or any of its Subsidiaries to do any of the following:
1.take any action or fail to take any action that would reasonably be expected to have a Material Adverse Effect;
2.except for the issuance of Common Stock to existing Sellers in connection with the Pre-Closing Reorganization and in accordance with the conversion provisions of the organizational documents of the Company, issue, transfer, pledge, sell or dispose of or otherwise subject to any Encumbrance any Equity Securities of the Company or its Subsidiaries, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any securities in the Company or its Subsidiaries;
3.except in connection with the conversion of Series A Preferred Stock into Common Stock and reclassification of the Series A Common Stock and Series B Common Stock into a single class of Common Stock in the Pre-Closing Reorganization, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;
4.declare or pay any dividends or distributions on or in respect of any securities in the Company;
5.make any material change in any method of accounting or accounting practice of the Company

Exhibit 10.3
Execution Version
and its Subsidiaries, except as required by GAAP or applicable Law;
6.create, incur, assume or guarantee any Debt, except for unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;
7.sell or dispose of any of the assets of the Company or its Subsidiaries (except for disposition of any inventory in the ordinary course of business consistent with past practice);
8.materially increase the compensation payable to the employees of the Company or its Subsidiaries, other than as required under a Benefit Plan in effect as of the date hereof;
9.grant any equity-based awards or severance or termination or retention payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or its Subsidiaries other than compensation paid in the ordinary course of business consistent with past practice or as required under a Benefit Plan in effect as of the date hereof;
10.adopt, amend or modify any Benefit Plan other than routine year-end modifications in the ordinary course and consistent with past practice the effect of which in the aggregate would not materially increase the obligations of the Company or its Subsidiaries under such plans;
11.hire any employees, other than to fill vacancies arising due to terminations of employment of employees with an annual base compensation of less than $175,000, or terminate the employment of any employee with an annual base compensation of $175,000 or more (other than for cause);
12.acquire (by merger, amalgamation, consolidation or purchase of a substantial portion of the assets or shares of or by any other manner), any business or any Person or any division thereof for consideration of more than one million dollars ($1,000,000);
13.except in connection with the conversion of Series A Preferred Stock into Common Stock, or the reclassification of the Series A Common Stock and Series B Common Stock into a single class of Common Stock in the Pre-Closing Reorganization, reorganize, amalgamate, merge or combine with any other Person;
14.adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries or commence any

Exhibit 10.3
Execution Version
proceedings seeking to adjudicate the Company or any of its Subsidiaries a bankrupt or insolvent, or make a proposal with respect to the Company or any of its Subsidiaries under any Law relating to bankruptcy, insolvency, reorganization or compromise of debts or similar Laws;
15.amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;
16.authorize, or make any commitment with respect to, any unbudgeted capital expenditure exceeding $100,000, or fail to make any capital expenditure in accordance with the Company’s or its Subsidiaries’ most recently approved budget or business plan;
17.enter into any Contract with any Related Party or Governmental Authority (other than customer Contracts with Governmental Authorities requiring payments to the Company or its Subsidiaries of less than one hundred thousand dollars ($100,000) per annum);
18.make any material change in the Company’s or Subsidiaries’ tax policies and procedures, or make or revoke any tax election or settle or compromise any tax liability(ies) or amend any tax return(s) or file any income tax or other material tax returns by or on behalf of the Company or any Subsidiary;
19.permit the lapse of any right relating to Intellectual Property that is material to the business of the Company or any of its Subsidiaries, or any other material intangible asset used in the business of the Company or any of its Subsidiaries;
20.accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;
21.pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

Exhibit 10.3
Execution Version
22.commence or settle any Action or other dispute involving monetary payments in excess of $250,000 or any criminal or non-monetary liability or damages;
23.amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any of its Subsidiaries in effect on the date of this Agreement, other than scheduled renewals of any insurance policy in effect on the date hereof in the ordinary course; or
24.enter into any agreement or commit to do any of the foregoing or any action or omission that would result in any of the foregoing.
ii.Access to Information
From the date hereof until the Closing, Sellers shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company and its Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company and its Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Sellers’ personnel and in such a manner as not to interfere with the normal operations of the Company and its Subsidiaries. All requests by Buyer for access pursuant to this Section 5.2 shall be submitted or directed exclusively to Sellers’ Representatives or such other individuals as Sellers’ Representatives may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Sellers’ reasonable judgement and upon advice of legal counsel: (w) cause significant competitive harm to Sellers, the Company or any of its Subsidiaries and their respective businesses if the transactions contemplated by this Agreement are not consummated (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement provided, that, in each case, Sellers shall and Sellers shall cause the Company to, reasonably cooperate with Buyer to seek an appropriate remedy to permit the access contemplated hereby. Prior to the Closing, without the prior written consent of Sellers’ Representatives, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, unless compliance with 5.7(e) would require it to do so and then in cooperation with Sellers’ Representatives to the extent permitted by applicable Law, and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property; provided, that nothing in this Section 5.2 shall prohibit Buyer or its Affiliates from making ordinary course contacts not related to the transactions contemplated hereby. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2 prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Sellers may satisfy their obligations set forth above with respect to the provision of access to information or personnel by electronic means if, and to the extent, physical access is not

Exhibit 10.3
Execution Version
reasonably feasible as a result of COVID-19 or any COVID-19 Measures or would not be permitted by applicable Laws.
i.Resignations
Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company designated by Buyer at least three (3) Business Days prior to the Closing, in form and substance reasonably satisfactory to Buyer.
i.Employees; Benefit Plans
i.During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company or any of its Subsidiaries), Buyer shall and shall cause the Company to provide each employee of the Company and its Subsidiaries who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are substantially comparable in the aggregate to the base salary or hourly wages provided by the Company or its applicable Subsidiary to the Company Continuing Employees immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation) which are substantially comparable to the target bonus opportunities (excluding equity based compensation) provided by the Company or its applicable Subsidiary to the Company Continuing Employees immediately prior to the Closing; (iii) retirement and welfare benefits (excluding severance, change in control or transaction bonuses, defined benefit pension benefits and retiree health and welfare benefits) that are substantially comparable in the aggregate to those provided by the Company or its applicable Subsidiary to the Company Continuing Employees immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for similarly situated employees of Buyer.
ii.With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable); provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under the corresponding Benefit Plan.

Exhibit 10.3
Execution Version
iii.The parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not (i) create any right in any employee, director or other individual service provider of the Company or any of its Subsidiaries or any other Person to any continued employment with the Company or any of its Subsidiaries, Buyer or any of their respective Affiliates; (ii) alter or limit the ability of Buyer or any of its Subsidiaries (or, following the Closing, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iii) create any obligation on the part of Buyer or its Subsidiaries (or, following the Closing, the Company or any of its Subsidiaries) to employ any Company Continuing Employee for any period following the Closing.
iv.If applicable, and prior to the Closing Date, the Company shall (i) use commercially reasonable efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) who has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder) (the “Section 280G Payments”) a waiver of such disqualified individual’s rights to some or all of such payments or benefits so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) (the “Section 280G Waiver”), and (ii) contingent on receipt by the Company of the Section 280G Waiver with respect to a disqualified individual, submit to the holders of the Shares for approval, in a manner consistent with the requirements of Section 280G(b)(5)(B) of the Code, of the receipt by such disqualified individuals of some or all of such Section 280G Payments so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) (subsection (i) and (ii) collectively, the “Section 280G Vote”). At least five (5) Business Days before taking such actions, the Company shall deliver to Buyer for review and comment (which the Company will consider in good faith) copies of any documents or agreements necessary to effect the Section 280G Vote, including, but not limited to, customary parachute payment calculations prepared by the Company’s legal counsel, accountants or tax advisors, any shareholder consent form, disclosure statement, or waiver, and the

Exhibit 10.3
Execution Version
Company shall consider in good faith all comments received from Buyer on such documents or agreements. Prior to the Closing Date, the Company shall provide proof satisfactory to Buyer that (a) shareholder approval was obtained, and the Section 280G Payments may be paid or provided, as applicable, to each disqualified individual from whom a Section 280G Waiver was obtained or (b) the Section 280G Payments will not be paid or provided, as applicable, due to the failure to obtain shareholder approval with respect to each disqualified individual from whom a Section 280G waiver was obtained. In connection with the foregoing, the Buyer shall provide the Company with all information and documents necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by the Buyer or any of its affiliates could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten Business Days prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date). The Company shall provide to Buyer an updated schedule of the information set forth in Section 3.19(a) of the Disclosure Schedule no later than five (5) Business Days prior to the Closing Date.
v.The parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any employee of the Company or any of its Subsidiaries or any other Person to any continued employment with the Company or any of its Subsidiaries, Buyer or any of their respective Affiliates.
ii.Director and Officer Indemnification and Insurance
i.Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company and its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries, as provided in the certificate of incorporation or by-laws (or similar constating documents) of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.5(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

Exhibit 10.3
Execution Version
ii.At or prior to the Closing, the Sellers shall cause the Company to obtain as of the Closing Date “tail” insurance policies (the “D&O Tail Policy”) with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The costs and expenses of the D&O Tail Policy shall be Transaction Expenses.
iii.The obligations of Buyer and the Company under this Section 5.5 shall not be terminated or modified in such a manner as to materially and adversely affect any director or officer to whom this Section 5.5 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.5 applies shall be third-party beneficiaries of this Section 5.5, each of whom may enforce the provisions of this Section 5.5).
iii.Confidentiality
The parties hereto acknowledge and agree that until the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Buyer and Sellers agree to keep the details of the negotiation of this Agreement and the existence and terms of this Agreement confidential in accordance with the terms of the Confidentiality Agreement and as if such information were “Evaluation Material” thereunder. Following the Closing, each Seller shall, and shall cause its Affiliates to, keep confidential, all information relating to the Company or the business of the Company and Buyer, except as required by applicable Law or administrative process and except for information that is known to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 5.6 or any other duty or obligation of confidentiality owed to the Company or Buyer.
i.Governmental Approvals and Other Third-Party Consents
i.Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party hereto shall (i) cooperate fully with the other parties hereto and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals, (ii) if required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, make or cause to be made an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (which filing

Exhibit 10.3
Execution Version
shall be made in any event within ten (10) Business Days after the date hereof), (iii) request early termination for any applicable waiting period under the HSR Act, and (iv) comply as promptly as practicable with any inquiry or request for additional information, documents or other materials received by such party or any of its Affiliates from any Governmental Authority in connection with the transactions contemplated under this Agreement, including with regard to any filings in connection with such transactions. Buyer shall not, and Buyer shall cause each of its Affiliates not to, without Sellers’ Representatives’ advance written consent (such consent not to be unreasonably delayed or withheld), extend any applicable waiting period under any Regulatory Law, or enter into any agreement with any Governmental Authority to delay or not to consummate the transactions contemplated by this Agreement. Buyer shall not, and Buyer shall cause each of its Subsidiaries not to, undertake any transaction that, individually or in the aggregate, would be reasonably expected to have the effect of materially impeding, materially delaying or preventing the consummation of the transactions contemplated by this Agreement or receipt of any required consents, authorizations, orders or approvals. Nothing in this Section 5.7 imposes any obligation on any Seller, the Company or any Affiliate of any Seller or the Company to incur any liability or offer or grant any accommodation (financial or otherwise) to any Person, and nothing in this Section 5.7 imposes any obligation on any Seller or any Affiliate of any Seller as to any interests or holdings of such Seller or any Affiliate of such Seller other than the Company.
ii.Buyer, Buyer’s Affiliates, Sellers and the Company shall use reasonable best efforts (A) to avoid or eliminate as promptly as possible each and every impediment to the Closing that may exist, arise or be asserted under any Regulatory Laws or in connection with any investigation, inquiry, proceeding, action, litigation, lawsuit or hearing, (B) to avoid or resolve as promptly as possible each and every objection, if any, that may exist, arise or be asserted with respect to the transactions contemplated by this Agreement, (C) to obtain all required approvals, authorizations, consents, or clearances of any Governmental Authority with respect to the transactions contemplated by this Agreement as promptly as possible, and (D) to cause all applicable waiting periods or review periods under all applicable Regulatory Laws to terminate or expire at the earliest possible date, including in the case of each of (A), (B), (C), and (D) through (i) proposing,

Exhibit 10.3
Execution Version
negotiating, consenting to, offering to undertake, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, disposition (including by licensing any intellectual property), hold separate, impairment, encumbrance or limitation on freedom of action of any assets, businesses, interests or Equity Securities of or owned by the Company or any of its Subsidiaries, (ii) terminating or modifying any existing relationships, contractual rights or obligations, (iii) otherwise offering to take, committing to take or taking any action that each of the Buyer, the Buyer’s Affiliates, the Sellers and the Company are capable of taking that limits their freedom of action with respect to, or their ability to retain, any of the assets, businesses, interests or Equity Securities of or owned by the Company or any of its Subsidiaries and (iv) taking as promptly as possible any and all steps necessary, proper or advisable to avoid, vacate, terminate, modify or suspend any investigation, or any injunction or other Governmental Order that is entered, is threatened or becomes reasonably foreseeable to be entered, that could prevent, delay, impair or make unlawful consummation of the transactions contemplated by this Agreement, all to the end of effecting such consummation of the transactions contemplated by this Agreement as soon as possible and, in any event, prior to the Outside Date; provided, that notwithstanding the foregoing, Buyer and its Affiliates shall not be required to take or be required to cause to be taken (and the Seller and the Company shall not offer or propose to any Governmental Authority, without the prior written consent of Buyer), any of the foregoing actions with respect to the assets, businesses or product lines of Buyer or any of its Affiliates, or the Company or any of its Subsidiaries, or any combination thereof, if such actions would, either individually or in the aggregate, (A) result in a material reduction or elimination of the expected benefits to the Buyer of the transactions contemplated under this Agreement, (B) require the sale, divestiture, or disposal of, or otherwise limit Buyer’s ownership or rights to, any assets or businesses of the Buyer or its affiliates, or (C) require Buyer or its Affiliates to obtain prior approval or other approval from a Governmental Authority, or submit a notification or otherwise notify the Governmental Authority, prior to consummating any future transaction (other than the transactions contemplated by this Agreement).
iii.Any proposing, negotiating, consenting to, offering to undertake, committing to or effecting any sale, divestiture, disposition, hold separate, impairment, encumbrance or

Exhibit 10.3
Execution Version
limitation on freedom of action with regard to any aspect of the Company or any of its Subsidiaries shall be subject to and conditioned on the consummation of the transactions contemplated under this Agreement. Notwithstanding anything to the contrary in this Agreement, no steps or actions taken by Buyer or its Affiliates pursuant to this Section 5.7 shall entitle Buyer to any reduction of the Purchase Price.
iv.Each party hereto shall, and shall cause its Affiliates to, (i) cooperate in all respects with the other parties and their Affiliates in connection with any filing, submission, investigation, action, proceeding, request for additional information or documentary material or inquiry in connection with the transactions contemplated by this Agreement, (ii) promptly inform the other parties of any communication received by such party or its Affiliate from, or given by such party or its Affiliate to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated by this Agreement, (iii) afford the other parties the right to review in advance to the extent practicable, and, to the extent practicable, consult on and consider in good faith the views of the other parties in connection with any filing to be made by such party or its Affiliates with, or any written materials to be submitted by such party or its Affiliates to, any Governmental Authority or, in connection with any proceeding by a private party, any other Person, in each case, in connection with the transactions contemplated by this Agreement, (iv) make available to the other parties copies of all material notices and written communications received from any Governmental Authority in connection with the transactions contemplated by this Agreement, and (v) consult with the other parties to the extent practicable in advance of any meeting, discussion, telephone call or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person and, to the extent not expressly prohibited by the Governmental Authority or Person, give the other parties the opportunity to attend and participate, in each case, regarding the transactions contemplated by this Agreement. With regard to any sharing of information contemplated under this Section 5.7, (A) any disclosure of information shall been done in a manner consistent with applicable Law, (B) information may be withheld as necessary to address reasonable attorney-client privilege or similar concerns, (C) a party may, as it deems advisable or necessary, reasonably designate any confidential or

Exhibit 10.3
Execution Version
competitively sensitive information as for “outside counsel only,” (D) materials may be redacted to remove references concerning the valuation for the transactions contemplated by this Agreement, and (E) no party or its Affiliates shall be obligated to provide to any other party or its Affiliates any portion of its or its Affiliate’s notification filing under any Regulatory Law that is not customarily furnished to other parties in connection with filings under the applicable Regulatory Law.
v.Sellers shall cause the Company or its applicable Subsidiaries to give all notices to, and use commercially reasonable efforts to obtain all consents from, all third parties that are described in Section 3.6 of the Disclosure Schedules as the Buyer may request in connection with the transactions contemplated hereby; provided, however, that the Buyer shall have no obligation to give any guarantee, and neither Buyer nor any Seller or the Company shall be required to pay any other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or the Company or any of its Subsidiaries.
ii.Books and Records
i.In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:
1.retain the books and records (including personnel files) of the Company and its Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and its Subsidiaries; and
2.upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.
ii.Buyer shall not be obligated to provide Sellers with access to any books or records (including personnel files) pursuant to this Section 5.8 where such access would violate any Law.
iii.Closing Conditions
From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6 hereof, provided that this Section 5.9 in no way limits the obligations of Buyer and its Affiliates under Section 5.7.
i.Public Announcements

Exhibit 10.3
Execution Version
Unless otherwise required by applicable Law or stock exchange requirements (based upon the advice of counsel), neither Buyer nor any Seller nor any of their respective Affiliates shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and Sellers’ Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, that the foregoing restriction shall cease to apply to Buyer from and after the Closing. Nothing in this Section 5.10 shall prohibit Buyer or its Affiliates or Clairvest Group Inc. from making any disclosure, press release or other communication (a) to the extent required by law (including the rules and regulations of any stock exchange), which press release may include realized proceeds, multiple of invested capital and internal rate of return, or (b) to the extent that such disclosure, release or communication contains only information previously publicly disclosed by Buyer or its Affiliates or Clairvest Group Inc., as applicable.
i.Transfer Taxes
All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne equally by the Buyer and the Sellers as and when due.
i.Notice of Certain Developments
During the period commencing on the date of this Agreement and terminating upon the earlier to occur of the Closing or the termination of this Agreement, Sellers’ Representatives and Buyer will provide the other party with prompt written notice of any material development or fact that would make the satisfaction of any of the conditions set forth in Sections 6.1 or 6.2, on the one hand, or Sections 6.1 or 6.3, on the other hand, respectively, on the Closing Date reasonably unlikely or impossible. No such notification shall be given any effect for purposes of determining the accuracy of the representations and warranties made by Sellers or Buyer pursuant to this Agreement or determining whether the conditions set forth in Sections 6.1 or 6.2, on the one hand, or Sections 6.1 or 6.3, on the other hand, respectively, have been satisfied.
i.Tax Matters
i.Buyer shall provide Sellers’ Representatives with reasonable access to information and documentation in the possession of the Company or any of its Affiliates that is reasonably requested by Sellers’ Representatives in order for any Seller to (i) determine its liabilities for Taxes, or (ii) prepare for and respond to a Tax examination or proceeding, in either case, with respect Sellers liabilities for Taxes in respect of a Tax period (or portion thereof) ending on or before the Closing Date. Any cost incurred by the Company or its Affiliates in providing such information or documentation shall be reimbursed by the Seller requesting such information or documentation.
ii.Buyer and Sellers agree that, for all U.S. federal, state, local and foreign Tax purposes, each shall report Buyer’s acquisition of Shares from Sellers as an acquisition of stock described in Section 1001 of the Code (and any corresponding provision of state Law). None of Buyer, the Company or any of their respective Affiliates or Subsidiaries shall, except to the extent required by Law, (i)

Exhibit 10.3
Execution Version
amend any Tax Returns filed before the Closing Date, (ii) file Tax Returns for the Company or any Subsidiary for any period ending before the Closing Date in a jurisdiction where such Company has not historically filed Tax Returns, (iii) initiate discussions or examinations with any Tax authority regarding Taxes with respect to any period beginning before the Closing Date, (iv) make any voluntary disclosures with respect to Taxes for a period beginning before the Closing, (v) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a period beginning before the Closing Date to a period beginning (or deemed to begin) after the Closing Date, (vi) make any election under Section 336 or Section 338 of the Code (or similar provision under state or local Law) with respect to the acquisition of the Company, or (vii) otherwise take any action with respect to any Tax matter applicable to a period prior to the Closing Date, in each case, to the extent doing so could reasonably be expected to result in a material increase in Sellers’ Tax liabilities or the Pre-Closing Tax Liability Amount, unless Buyer obtains the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed).
ii.Termination of Affiliate Agreements
Sellers agree to procure that before the Closing Date, all Affiliate Agreements will be terminated or settled without any further rights, entitlements, liabilities or obligations of the Company or its Subsidiaries or any other party thereto on terms and pursuant to documentation reasonably acceptable to Buyer.
i.Solicitation
Sellers agree that following the date of this Agreement, neither Sellers, nor the Company, nor any of their respective Affiliates or Representatives, will directly or indirectly solicit, initiate, consider, facilitate, encourage, accept or furnish to any other Person any information with respect to, any other proposals or offers from any Person relating to any (a) merger or consolidation, (b) acquisition or purchase of all or any of the capital stock of the Company or all or any substantial portion of the assets of the Company (other than the sale of inventory in the ordinary course of business consistent with past practice), or (c) similar transaction or business combination (a “Competing Transaction”). Sellers shall, and shall cause the Company to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Competing Transaction. Sellers shall promptly after the Closing, instruct any Person that has heretofore executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a Competing Transaction or potential Competing Transaction, to promptly return or destroy all information, documents and materials relating to any such Competing Transaction or to the Company or the Company’s business, operations or affairs heretofore furnished by Sellers or any of their respective Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement. Sellers shall notify the Buyer promptly, but in

Exhibit 10.3
Execution Version
any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. Sellers shall not, and shall cause the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Company or any of its Subsidiaries is a party, without the prior written consent of Buyer.
i.Non-Competition and Non-Solicitation
i.Non-Competition. For a period of thirty (30) months from the Closing Date, neither of Robert Schaefer, Holden Caine, Ali Seymen Ertas, Kevin Smart nor Jennifer Park (the “Restricted Persons”) shall, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, employer, principal, agent, trustee, consultant, contractor, manager, officer, shareholder or lender:
1.carry on or be engaged in any business;
2.have a financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business;
3.advise, manage, lend money to or guarantee the debts or obligations of any Person which carries on a business;
4.permit their name to be used or employed by any Person carrying on, engaged in a business;
5.canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer of the Company or its Subsidiaries as of the Closing Date;
6.accept (or procure or assist the acceptance of) any business from any Customer or Prospective Customer of the Company or its Subsidiaries as of the Closing Date;
7.supply (or procure or assist the supply of) any goods or services to any Customer or Prospective Customer of the Company or its Subsidiaries as of the Closing Date;
8.unless otherwise approved in writing by Buyer, employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Company or its Subsidiaries (i) any Seller, or (ii) any individual who is, or was in the twelve (12) preceding months, employed by the Company or its Subsidiaries whether or not such individual would commit any

Exhibit 10.3
Execution Version
breach of his or her contract or terms of employment by leaving the employ of the Company or its Subsidiaries (provided that, in the case of clause (ii) above, such restriction shall be limited to the twenty-four (24)-month period following the Closing Date); or
9.procure or assist any Person to employ, offer employment or solicit the employment or engagement of any such individual;
in each case in or with respect to (as applicable) a competing business (i.e., that is the same or a substantially similar business) to the Business (or a material part of the Business) in the United States. For purposes of this Section 5.16, (i) “Customers” means a Person that is a customer of the Company or any of its Subsidiaries at such date or in the two (2) years preceding the Closing Date, and (ii) “Prospective Customer” means any Person canvassed or solicited by the Company or any of its Subsidiaries at any time during the two (2)-year period prior to the Closing Date in connection with the Business. Unless otherwise approved in writing by Buyer, Clairvest Group Inc. also agrees not to, and to cause its Affiliates not to, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Company or its Subsidiaries (i) any Seller, provided that such restriction shall be limited to the thirty (30)-month period following the Closing Date, or (ii) any individual who is, or was in the twelve (12) preceding months, employed by the Company or its Subsidiaries whether or not such individual would commit any breach of his or her contract or terms of employment by leaving the employ of the Company or its Subsidiaries, provided that such restriction shall be limited to the twenty-four (24)-month period following the Closing Date).
i.Exception. Nothing in this Agreement shall prevent a Management Seller from owning not more than two percent (2%) of any class of securities of an entity that are listed on a recognized securities exchange in the United States or Canada which carries on a business which is the same as or which competes with the Business of the Company or any of its subsidiaries. Further, nothing in this Agreement shall prevent a Management Seller or Clairvest Group Inc. from directly or indirectly soliciting or hiring any such employee of the Company or its Subsidiaries who (i) has ceased to be employed by Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) at least ninety (90) days prior to the solicitation not otherwise permitted hereunder or (ii) responds to a general or public solicitation (including by a bona fide search firm) not targeted at employees of Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries).
ii.Pre-Closing Reorganization
The Sellers agree to take all such actions and do all such things necessary, and to cause the Company to take all such actions and do all such things necessary to convert or reclassify each class of outstanding capital stock of the Company as of the date hereof, other than the Series B Preferred Stock, into a single class of common stock of the Company, which conversion shall be

Exhibit 10.3
Execution Version
undertaken only in accordance with the terms and conditions of the Company’s organizational documents as in effect as of the date hereof (giving effect to all preferences, privileges, rights and conversion mechanics set forth therein) and only pursuant to documentation that is reviewed by, and consented to, the Buyer in advance (the “Pre-Closing Reorganization”). The Sellers acknowledge and agree that the capitalization of the Company after the completion of the Pre-Closing Reorganization and as set forth on the Final Allocation Schedule will not entitle any Seller or Optionholder to more or less of the Purchase Price than such Person would have been entitled to receive hereunder if the Estimated Purchase Price were allocated in accordance with the capitalization of the Company as of the date hereof and as set forth on the Preliminary Allocation Schedule. The Sellers shall indemnify, defend and hold harmless the Buyer from any liabilities, claims or obligations arising from or relating to the Pre-Closing Reorganization.
i.Further Assurances
Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
i.Agreements relating to Buyer Common Stock
i.The Buyer intends to issue the shares of Buyer Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and an exemption from qualification under applicable state securities laws. The Company agrees to fully cooperate with the Buyer in its efforts to ensure that such shares of Buyer Common Stock may be issued pursuant to such exemptions.
ii.The Buyer Common Stock issued pursuant to this Agreement will constitute “restricted securities” under the Securities Act upon issuance, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall also be conditioned on compliance with applicable state and foreign securities Laws. Each Seller who receives shares of Buyer Common Stock pursuant to this Agreement and every transferee or assignee of any shares of Buyer Common Stock from any Seller shall be bound by and subject to the terms and conditions of this Section 5.19, and Buyer may require, as a condition precedent to the assignment or transfer of any shares of Buyer Common Stock, that any transferee or assignee must enter into an agreement with Buyer, whereby such transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 5.19. To ensure compliance with the restrictions imposed by this Agreement, Buyer may issue appropriate “stop-transfer” instructions to its transfer agent. Buyer shall not be required (x) to transfer on its books any shares of Buyer Common Stock that have been transferred in violation of any of the provisions of this Agreement or (y)

Exhibit 10.3
Execution Version
to treat as owner of such shares of Buyer Common Stock, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so transferred.
iii.At the Closing, the Sellers and the Buyer shall enter into a Registration Rights and Lock-Up Agreement, substantially in the form of Exhibit “E” (the “Registration Rights and Lock-Up Agreement”).
iv.Each book-entry notation representing any shares of Buyer Common Stock issued hereunder shall bear the following legends (in addition to any other legends required by Law or the Buyer’s organizational documents):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
i.Release
Effective as of the Closing, each Seller, on its own behalf and on behalf of such Seller’s past, present and future equity holders, Affiliates, employees and their respective successors and assigns claiming by or through such Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company, Buyer and their respective past, present and future directors, managers, members, equityholders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, Representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person), Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out of, relating to, against or in any way connected with the Company or any of its Subsidiaries, (i) in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date in respect of its ownership of the Shares, whether or not relating to claims pending on, or asserted after, the Closing Date, (ii) in connection with the preparation of, or any inaccuracies in, the Preliminary Allocation Schedule or the Final Allocation Schedule, or any inconsistency in the actual allocation of the Purchase Price hereunder and the way the Purchase Price should have been allocated under the organizational documents of the Company and (iii) any claims relating to the Pre-Closing Reorganization; provided, that the foregoing release does not extend to, include or restrict or limit in any way, and such Seller hereby reserves such Seller’s and its applicable Affiliate’s rights, if any, to pursue any and all claims, actions or rights that such Seller or such Affiliate may now or in the future have solely on account of rights under (a) this Agreement, the Confidentiality Agreement or any other documents entered into in connection herewith or (b) any applicable liability insurance policy covering the directors, officers and/or similar functionaries of the Seller or any Subsidiary of the Seller or in respect of any right to indemnification or

Exhibit 10.3
Execution Version
advancement of expenses pursuant to any of the organizational documents of such Seller or any Subsidiary of such Seller.
a. Conditions to closing
i.Conditions to Obligations of All Parties
The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Buyer and Sellers’ Representatives, to the extent permissible under applicable Law), at or prior to the Closing, of each of the following conditions:
i.All waiting periods applicable to the transactions contemplated by this Agreement under Regulatory Laws in the United States as well as any agreement not to close embodied in a timing agreement between the parties hereto and a Governmental Authority, shall have expired or been terminated, and all approvals by, and filings with, Governmental Authorities, with respect to the transactions contemplated by this Agreement under applicable Regulatory Laws in the United States shall have been obtained and made.
ii.No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.
ii.Conditions to Obligations of Buyer
The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver (to the extent permissible under applicable Law), at or prior to the Closing, of each of the following conditions:
i.The Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). The representations and warranties of Sellers contained in Article 3 (other than the Fundamental Representations) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
ii.Each Seller and Sellers’ Representative shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by such

Exhibit 10.3
Execution Version
Seller or Sellers’ Representative prior to or on the Closing Date.
iii.Buyer shall have received a certificate, dated the Closing Date and signed by each Seller or a duly authorized officer of such Seller, that each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.
iv.Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
v.Each of the Sellers, Optionholders and the Company, as applicable, shall have executed and delivered each document and Contract required to be executed and delivered by it in accordance with Section 2.5(b).
iii.Conditions to Obligations of Sellers
The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ Representatives waiver (to the extent permissible under applicable Law), at or prior to the Closing, of each of the following conditions:
i.The representations and warranties of Buyer contained in Article 4 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not prohibit or materially impede Buyer’s ability to consummate the transactions contemplated hereby.
ii.Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
iii.Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
iv.The Buyer shall have executed and delivered each document and Contract required to be executed and delivered by them in accordance with Section 2.5(a).
b. SURVIVAL
i.Survival.
All representations, warranties, covenants and agreements contained herein, or in any other certificate executed or delivered by any party hereto to another party hereto in connection with this Agreement shall not survive the Closing, except that (a) all Fundamental Representations shall survive indefinitely and, (b) other than covenants and agreements to be performed on or before Closing which expire and terminate on Closing (but only to the extent they have been fully performed on or before Closing), the covenants and agreements of the parties hereto

Exhibit 10.3
Execution Version
contained in this Agreement shall survive until fully performed in accordance with their respective terms.
a. Termination
i.Termination
This Agreement may be terminated at any time prior to the Closing:
i.by the mutual written consent of Sellers’ Representatives and Buyer;
ii.by Buyer on written notice to Sellers’ Representatives if:
1.Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 and such breach, inaccuracy or failure cannot be cured or has not been cured by Sellers within thirty (30) calendar days following written notice thereof delivered by Buyer to Sellers’ Representatives; or
2.any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
iii.by Sellers’ Representatives on written notice to Buyer if:
1.no Seller nor Sellers’ Representative is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 and such breach, inaccuracy or failure cannot be cured or has not been cured by Buyer thirty (30) calendar days following written notice thereof delivered by Sellers’ Representatives to Buyer; or
2.any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
iv.by Buyer upon the occurrence of a Material Adverse Effect; or

Exhibit 10.3
Execution Version
v.by Buyer or Sellers’ Representatives in the event any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (which Law or Governmental Order is final and non-appealable) which is in effect and has the effect of permanently prohibiting consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to a party if such Law or Governmental Order was primarily due to the failure of such party or any of such party’s affiliates to perform any of its obligations under this Agreement.
ii.Effect of Termination
In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
i.as set forth in this Article 8 and Article 9 hereof; and
ii.with respect to the obligations of the parties in Section 5.6 and Section 5.10;
iii.that nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach by any party hereto of the terms and provisions of this Agreement. For purposes of this Agreement, “willful and material breach” means an actual material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.
b. Miscellaneous
i.Expenses
Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be solely responsible for the filings fees associated with any filings required to be made under applicable Regulatory Laws in connection with the transactions contemplated hereby.
i.Notices
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (provided, in each case, no notice of “bounce back” or notice of

Exhibit 10.3
Execution Version
non-delivery is received); or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):
If to Sellers’ Representative (on behalf of itself or any Seller):
Robert Schaefer c/o Also Energy Holdings, Inc. 5400 Airport Blvd. Ste. 100 Boulder, CO 80301 E-mail: rjs@alsoenergy.com
c/o Clairvest Group Inc. 22 St. Clair Avenue East Suite 1700 Toronto, Ontario M4T 2S3 Attention: Angus Cole and James H. Miller Email: angusc@clairvest.com and jmiller@clairvest.com with a copy to (which shall not constitute notice):

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, ON M5H 2S7 Attention: Neill May and Matt Prager E-mail: nmay@goodmans.ca and mprager@goodmans.ca

If to Buyer:
Stem, Inc. 100 California Street, 14th Fl. San Francisco, California 94111 Attention: Chief Legal Officer and Secretary Email: saul.laureles@stem.com with a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193 Attention: John Gaffney E-mail: JGaffney@gibsondunn.com
i.Interpretation
For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules, Buyer Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Buyer Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Buyer Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any document, list or other item shall be deemed to have been “made available” to Buyer (or its agents) for all purposes of this Agreement only if such document, list or other item was posted in the Data Room, or a physical or electronic copy thereof was delivered to Buyer, on or before the date that is two (2) Business Days prior to the date of this Agreement.
i.Disclosure Schedules
All section headings in the Disclosure Schedules and Buyer Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure

Exhibit 10.3
Execution Version
Schedules or Buyer Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where the relevance of such information is readily apparent on its face. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules and Buyer Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules and Buyer Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules or Buyer Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules or Buyer Disclosure Schedules. No disclosure in the Disclosure Schedules or Buyer Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication to a third party that any such breach or violation exists or has actually occurred. No disclosure in the Disclosure Schedules or Buyer Disclosure Schedules shall be deemed to create any rights in any third party.
i.Headings
The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
i.Currency
Except where otherwise expressly provided, all dollar amounts in this Agreement are stated and shall be paid in United States currency.
i.Severability
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
i.Entire Agreement
This Agreement, the Confidentiality Agreement, the Escrow Agreement, the Registration Rights and Lock-Up Agreement, the Employment Agreement, the Disclosure Schedules and Buyer Disclosure Schedules constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.
i.Successors and Assigns
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
i.No Third-Party Beneficiaries
Except as provided in Section 5.5, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
i.Amendment and Modification; Waiver

Exhibit 10.3
Execution Version
This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Sellers’ Representatives. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
i.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable therein, excluding choice of law principles thereof.
i.Arbitration
i.Except as otherwise expressly provided for herein, any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be determined by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Mediation Procedures (“Commercial Rules”).
ii.The award rendered by the arbitrator shall be final and binding on the parties hereto and may be entered and enforced in any court having jurisdiction. Judgment on the award shall be final and non-appealable.
iii.There shall be one arbitrator agreed to by Buyer and Sellers’ Representatives within twenty (20) days of receipt by the respondent of the request for arbitration or, if Buyer and Sellers’ Representatives cannot agree on an arbitrator, the arbitrator will be appointed by the AAA in accordance with its Commercial Rules.
iv.The seat or place of arbitration shall be New York, New York.
v.Except as may be required by Law, none of the parties hereto nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of the parties hereto, unless such disclosure is to protect or pursue a legal right.
vi.The arbitrator shall render his or her decision in writing within thirty (30) days following the conclusion of the arbitration proceeding. All costs and expenses relating to the arbitration, including attorney’s fees and other third party out-of-pocket costs, shall be borne by the unsuccessful party(ies) therein.
ii.Specific Performance
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to

Exhibit 10.3
Execution Version
prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
i.Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
i.Non-Recourse
This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall limit any party’s rights or remedies in respect of fraud.
i.Independent Legal Advice
Each of the parties hereto hereby confirms that it has had the opportunity to obtain independent legal advice regarding its respective rights and obligations hereunder. Each of the parties hereto confirms that it has sought, or has willingly waived the right to seek, legal advice regarding its respective rights and obligations hereunder.
i.Sellers’ Representatives
i.Each Seller hereby irrevocably appoints Sellers’ Representatives as the agents, proxies and attorneys-in-fact for Sellers for all purposes under this Agreement (including full power and authority to act on Sellers’ behalf). In so acting, where any consent, agreement or approval of the Sellers’ Representatives is required (including, without limitation, execution and delivery of this Agreement), both Sellers’ Representatives must consent, agree or approve for such consent, agreement or approval to be valid. Without limiting the generality of the foregoing, Sellers’ Representatives will be authorized to: (i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of Sellers necessary to effectuate the Closing and consummate the transactions contemplated by this Agreement; (ii) take all actions on behalf of Sellers with respect to the matters set forth in Section; (iii) execute and deliver, should they both elect to do so in their discretion, on behalf of Sellers, any amendment to this Agreement or waiver hereunder; (iv) act as paying agents

Exhibit 10.3
Execution Version
for purposes of all payments to Sellers contemplated by this Agreement, including the power to finally determine the appropriate allocation of the Estimated Purchase Price and the Final Purchase Price to each Seller (which each Seller acknowledges shall be made in accordance with the Final Allocation Schedule) and (v) take all other actions to be taken by or on behalf of Sellers and exercise any and all rights which Sellers are permitted or required to do or exercise under this Agreement. Provided that Sellers’ Representatives act in accordance with this Section 9.18(a), all decisions and actions by Sellers’ Representatives shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest any such decision or action.
ii.Sellers’ Representatives will not be liable to Sellers for any action taken by them in good faith pursuant to this Agreement, and Sellers will indemnify Sellers’ Representatives from any Losses arising out of its serving as Sellers’ Representatives hereunder. Sellers’ Representatives are serving in that capacity solely for purposes of administrative convenience, and are not personally liable in such capacity for any of the obligations of Sellers hereunder, and Buyer agrees that it will not look to the personal assets of Sellers’ Representatives, acting in such capacity, for the satisfaction of any obligations to be performed by Sellers hereunder.
iii.Buyer shall be entitled to rely conclusively on the instructions and decisions given or made by Sellers’ Representatives and no party hereto shall have any cause of action against Buyer for any action taken by Buyer in reliance upon any such instructions or decisions.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BUYER

STEM, INC.
Per:
Name:
Title:

Per:
Name:
Title:

Exhibit 10.3
Execution Version

SELLERS

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GP MANAGECO INC.
Per:
Name:
Title:

Per:
Name:
Title:

CLAIRVEST EQUITY PARTNERS V-A LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GENERAL PARTNER V L.P., by its general partner, CLAIRVEST GP (GPLP) INC.
Per:
Name:
Title:

Per:
Name:
Title:

CEP V CO-INVESTMENT HOLDINGS LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GENERAL PARTNER V L.P., by its general partner, CLAIRVEST GP (GPLP) INC.
Per:
Name:
Title:

Per:
Name:
Title:

2431134 ONTARIO INC.
Per:
Name:
Title:

Exhibit 10.3
Execution Version

SCHAEFER DESCENDANTS TRUST
Per:
Name:
Title:

2021 KEVIN BRADLEY SCHAEFER LEGACY TRUST
Per:
Name:
Title:

2021 NICOLE ROBIN SCHAEFER LEGACY TRUST
Per:
Name:
Title:

Robert Schaefer

Holden Caine

Ali Seymen Ertaş

Jennifer Park

Kevin Smart

Exhibit 10.3
Execution Version
SELLERS’ REPRESENTATIVES

CLAIRVEST GP MANAGECO INC.
Per:
Name:
Title:

Per:
Name:
Title:

Robert Schaefer

For the purposes of Section 5.16 only:

CLAIRVEST GROUP INC.
Per:
Name:
Title:

Per:
Name:
Title:

A. PRELIMINARY ALLOCATION SCHEDULE

A	B	C	D	E	F	G	H
Seller / Specified Optionholder	Series A Common Stock	Series B Common Stock	Series A Preferred Stock	Series B Preferred Stock	Options	Stock Percentage	Cash Percentage
Robert Schaefer	66,897.50	526,764.00	-	481,605.24	-	30%	70%
Holden Caine	66,897.50	1,500,000.00		481,605.24	-	30%	70%
Clairvest Equity Partners V Limited Partnership	1,132,708.35	-	1,986,643.70	21,643.58	-	20%	80%
Clairvest Equity Partners V-A Limited Partnership	215,047.22	-	377,168.80	4,109.08	-	20%	80%
CEP V Co-Investment Holdings Limited Partnership	577,609.54	-	1,013,062.50	11,036.86	-	20%	80%
2431134 Ontario Inc.	1,882.53	-	42,210.94	-	-	20%	80%
Schaefer Descendants Family Trust	-	486,618.00	-	-	-	30%	70%
2021 Kevin Bradley Schaefer Legacy Trust	-	243,309.00	-	-	-	30%	70%

Exhibit 10.3
Execution Version

2021 Nicole Robin Schaefer Legacy Trust	-	243,309.00	-	-	-	30%	70%
Ali Seymen Ertas	-	168,850.00	-	-	81,400	30%	70%
Jennifer Park	-	168,850.00	-	-	40,600	30%	70%
Kevin Smart	-	39,175.00	-	-	168,800	30%	70%
Brian Musfeldt	-	-	-	-	110,800	30%	70%
Daniel Sweeney	-	-	-	-	85,000	30%	70%
Mesa Scharf	-	-	-	-	79,200	30%	70%
Matthew Brocklehurt	-	-	-	-	50,000	30%	70%
Olaf Donner	-	-	-	-	25,000	30%	70%
Sushain Sharma	-	-	-	-	10,000	30%	70%

A. REFERENCE SCHEDULE

A. FORM OF ESCROW AGREEMENT

A. FORM OF OPTION TERMINATION AGREEMENT

A. FORM OF REGISTRATION RIGHTS AGREEMENT AND LOCK-UP AGREEMENT

A. EMPLOYMENT AGREEMENT TERMS